UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of American Greetings Corporation. The meeting will be held at 2:30 p.m., Cleveland, Ohio time on Friday, June 26, 2009, at our World Headquarters, One American Road, Cleveland, Ohio 44144.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 2 of the Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,

Zev Weiss

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:30 p.m., Cleveland, Ohio time June 26, 2009

Place:	American Greetings Corporation World Headquarters One American Road Cleveland, Ohio 44144

Purpose:	1. Electing three Class II directors

2.      Approving an amendment to the American Greetings 2007 Omnibus Incentive Compensation Plan to increase the number of common shares available for issuance thereunder from 3,500,000 (2,800,000 Class A common shares and 700,000 Class B common shares) to 5,500,000 (4,400,000 Class A common shares and 1,100,000 Class B common shares)

3. Transacting such other business as may properly come before the meeting or any adjournments thereof

Who can vote:	You can vote on the proposals above if you are a shareholder of record on May 1, 2009.

Directions:	The World Headquarters campus may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach from either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.

How you can vote:	It is important that your shares be represented and voted whether you plan to attend the meeting. YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

• By completing and returning your proxy and voting instruction card in the enclosed envelope; or
• By telephone using the toll-free number on your proxy and voting instruction card; or
• Over the Internet, by visiting the Web site noted on your proxy and voting instruction card.

By order of the Board of Directors,

Dated May 18, 2009	CATHERINE M. KILBANE

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDERS MEETING TO BE HELD ON JUNE 26, 2009: Our Proxy Statement and Annual Report to Shareholders are available at http://investors.americangreetings.com

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors of American Greetings Corporation (which is referred to in this Proxy Statement as “American Greetings,” the “company,” “we,” “us” or “our”) has ordered solicitation of the accompanying proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 26, 2009, at 2:30 p.m., Cleveland time, at our World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and proxy and voting instruction card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 18, 2009.

The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and proxy and voting instruction card, will be borne by us. Besides solicitation by mail, our officers and other regular employees may solicit proxies by personal interview, telephone, electronic mail and facsimile. We have asked brokerage houses, banks and other persons holding shares in nominee names to forward solicitation materials to the beneficial owners of shares held by such nominees, and we will reimburse such persons for their reasonable expenses.

How to Vote

Registered Holders. If your shares are registered in your name, then you are a “registered holder” and you may vote in person or by proxy. If, after reading the proxy materials, you decide to vote by proxy, you may do so in any ONE of the following three ways:

1.	By telephone. With your proxy and voting instruction card in front of you, you may call the toll-free number 1-888-693-8683 and follow the simple instructions.

2.	Over the Internet. With your proxy and voting instruction card in front of you, you may use a computer to access the Web site www.cesvote.com, where you can follow the simple instructions that will be given to you to record your vote.

3.	By mail. You may mark, sign and date your proxy and voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy and voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy and voting instruction card.

Participants in the Retirement Profit Sharing and Savings Plan. One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund consisting of our Class A common shares. Participants investing in the American Greetings stock fund are allocated units that represent an interest in such shares. If you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any ONE of the three ways set forth above under “Registered Holders.” The trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from us. We will direct the trustee based on the direction of the plan’s administrative committee, a committee consisting of our employees.

Nominee Shares. If you are a beneficial owner of shares held in “street name” through a broker, trustee, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares.

Changing or Revoking Your Proxy

You have the right to change or revoke your proxy prior to the closing of the polls as indicated on your proxy and voting instruction card and may do so in any one of the following four ways:

1.	send a written notice to the American Greetings’ Secretary stating that you want to change your proxy vote;

2.	submit a properly signed proxy and voting instruction card with a later date;

3.	enter later-dated telephone or Internet voting instructions; or

4.	vote in person at the Annual Meeting. NOTE: Because your Retirement Profit Sharing and Savings Plan shares are held in a qualified plan, you are not able to vote the shares allocated to your account in the plan in person at the Annual Meeting.

Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy in the manner described above at any time before it has been exercised.

If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy and voting instruction card or indicate so when prompted if you are voting by telephone or over the Internet.

If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, trustee, bank or other nominee, you will have to check with your broker, trustee, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

Cumulative Voting

If cumulative voting is invoked as described below, a shareholder may cumulate votes for the election of a nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder is entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis.

Shareholders have cumulative voting rights in the election of directors if

(i)	any shareholder gives notice in writing to the President, a Vice President or the Secretary of American Greetings, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and

(ii)	an announcement that a shareholder has given American Greetings notice of cumulative voting is made upon the convening of the Annual Meeting by the Chairman of the Board of Directors or the Secretary or by or on behalf of the shareholder giving such notice.

Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the accompanying proxy and voting instruction card will vote, in their discretion, for one or more of the nominees for whom authority to vote was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board.

If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the proxy and voting instruction card for only those Board nominees for whom authority has not been withheld.

How Shares Will Be Voted

The shares represented by your proxy will be voted in accordance with your instructions indicated on the proxy and voting instruction card or with the instructions you provided by telephone or over the Internet. If you return an executed proxy and voting instruction card without any such instructions, the shares represented by your proxy will be voted in accordance with the Board of Directors’ recommendations.

Required Vote

The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than 25% of the total voting power of American Greetings on the record date will represent a quorum, permitting the conduct of business at the meeting. If a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (commonly referred to as “broker non-votes”), if any, will be treated as present for purposes of determining a quorum but will not be counted as votes cast and, accordingly, will not affect the outcome of the vote in the election of directors.

Approval of Proposal Two requires the affirmative vote of a majority of the votes cast at the Annual Meeting and requires that the total vote cast on Proposal Two represent over 50% in interest of all securities entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against Proposal Two. If the Amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan is not approved by our shareholders, it will not become effective. However, the Board reserves the right, subject to all applicable laws, regulations and stock exchange listing standards, to adopt such other compensation plans and programs as it deems appropriate and in the best interests of American Greetings and its shareholders.

Voting Securities and Record Date

As of May 1, 2009, there were outstanding, excluding treasury shares which cannot be voted, 35,919,772 Class A common shares entitled to one vote per share and 3,497,210 Class B common shares entitled to ten votes per share upon all matters presented to the shareholders.

Holders of record of such shares at the close of business on May 1, 2009, are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Shares Included on the Proxy and Voting Instruction Card

If you are both a registered shareholder of American Greetings and hold shares through the Retirement Profit Sharing and Savings Plan, you may have received one proxy and voting instruction card that shows all American Greetings common shares registered in your name, including all shares you have (based on the units credited to your account) under the Retirement Profit Sharing and Savings Plan. Accordingly, your proxy and voting instruction card also serves as your voting directions to the independent trustee of the Retirement Profit Sharing and Savings Plan.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy and voting instruction card and must vote each separately.

If your shares are held through a broker, trustee, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you.

CORPORATE GOVERNANCE

Shareholders elect the Board of Directors to oversee their interest in the long-term health and the overall success and financial strength of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business.

The Board follows, both formally and informally, corporate governance principles designed to assure that, through its membership, composition, and committee structure, the Board is able to provide us informed, competent and independent oversight. The Board has reviewed our corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to our shareholders. Below is a description of the measures in place to assure that objective is achieved.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which may be found in the investors section of our Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to our Secretary. These corporate governance guidelines are intended to assure that director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of management.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics to govern our directors, executive officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. A current copy of the code is available on the investors section of our Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to our Secretary. We will disclose any future amendments to, or waivers from, certain provisions of the code of business conduct and ethics for executive officers and directors on our Web site.

Independent Directors

The New York Stock Exchange rules require listed companies to have a Board of Directors with at least a majority of independent directors. Under the New York Stock Exchange rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with

American Greetings (either directly or as a partner, shareholder or officer of an organization that has a relationship with American Greetings). In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the New York Stock Exchange criteria, but rather broadly considers all relevant facts and circumstances. The Board of Directors has determined that Drs. Cowen and Thornton and Messrs. Dunn, Hardin, MacDonald and Ratner are independent under the New York Stock Exchange standards. Mr. Stephen Hardis, whose term as director expired on June 27, 2008, was also considered by the Board of Directors to be independent under the New York Stock Exchange standards.

In the course of the Board’s determination regarding the independence of each non-management director, the Board considered the following transactions, relationships and arrangements in determining that the director is independent:

1.	Dr. Cowen is a director of, and Mr. Ratner is a director, a greater than 10% shareholder and the President and Chief Executive Officer of, Forest City Enterprises. A subsidiary of Forest City Enterprises rents retail store space in various shopping malls to us pursuant to lease agreements in the ordinary course of business. In addition, Mr. Ratner has a 10% indirect ownership interest, through a trust, in a Cleveland, Ohio shopping mall that leases space to us for one retail store. That shopping mall is managed by RMS Investment Corporation (“RMS”). Each of Mr. Ratner’s four children has a 4.28% ownership interest in RMS.

2.

Prior to PNC Bank’s acquisition of National City Bank, Dr. Thornton was a member of the board of directors of, and until December 31, 2006, Mr. MacDonald was an executive officer of, National City Corporation, the holding company of National City Bank. National City Bank and its affiliates have provided various services to us in the ordinary course of business, including (1) as lender, joint lead arranger, joint bookrunner and the global agent under our revolving credit facility; (2) as an underwriter in our May 2006 offering of 7 3/8% senior notes due 2016; and (3) as our transfer agent.

3.	Dr. Cowen is a member of the board of directors of Jo-Ann Stores, Inc., a company that in the ordinary course of business purchases our products. Dr. Thornton is a member of the board of directors of Applied Industrial Technologies, Inc., a company from which we purchase products and services from time to time in the ordinary course of business. Mr. Dunn is the Chief Executive Officer and owner of 5% of the common equity of HIT Entertainment Limited, a company from which we license certain character properties in the ordinary course of business.

4.	Mr. Hardin has a consulting agreement with us under which in fiscal 2007 he provided us consulting services, primarily relating to general management and strategy consulting, including without limitation, supply chain, retailer relationships, product design and production. Mr. Hardin provided no services in his capacity as a consultant to the company in fiscal 2008 or fiscal 2009.

5.	We made discretionary charitable contributions to charitable organizations where each of Messrs. Hardin, Hardis, MacDonald, Merriman and Ratner, and Drs. Cowen and Thornton serves or has served as an executive officer, director or trustee.

All of the transactions, relationships or arrangements listed above were entered into, and payments were made or received by us, in the ordinary course of business and on competitive terms. Aggregate payments that were made to, or that we received from, each of the relevant organizations, including charitable organizations, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for each of the most recent three completed fiscal years. Accordingly, the Board has determined that these transactions, relationships and arrangements are not material, do not create a material relationship between American Greetings and any of Messrs. Dunn, Hardin, Hardis, MacDonald, Merriman and Ratner, or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by such transactions, relationships and arrangements.

In addition, based on the New York Stock Exchange independence standards, the Board determined that (1) Messrs. Zev, Jeffrey and Morry Weiss are not independent because they are executive officers of American Greetings, and (2) Mr. Merriman is not independent because he has served as an executive officer of American Greetings within the past three years.

Board of Directors and Committees

Mr. Joseph S. Hardin, Jr., whose term as director will expire at the Annual Meeting, will not be standing for re-election to the Board. Mr. Hardin has served on the Board with distinction since 2004 and we will miss his wise counsel in helping direct our growth and wish him well in the future.

The Board met eight times during fiscal 2009. The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee, and Compensation and Management Development Committee (which we also refer to herein as the “Compensation Committee”). Each member of the Audit, Nominating and Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the New York Stock Exchange.

Executive Committee

Morry Weiss (Chairman)
Michael J. Merriman, Jr.	Jerry Sue Thornton
William E. MacDonald, III	Jeffrey Weiss
Charles A. Ratner	Zev Weiss

The Executive Committee has the same power and authority as the Board between meetings of the Board except that it may not fill vacancies on the Board or on committees of the Board. The Executive Committee held no meetings during fiscal 2009.

Audit Committee

William E. MacDonald, III (Chairman)	Jeffrey D. Dunn
Scott S. Cowen	Jerry Sue Thornton

The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. MacDonald qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. In addition, under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules mandated by the Securities and Exchange Commission, members of the Audit Committee must have no affiliation with the issuer, other than their board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to Audit Committee members of New York Stock Exchange listed companies.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (1) monitoring the integrity of our financial statements; (2) monitoring the integrity of our auditing, accounting and financial reporting processes generally; (3) monitoring the independence and performance of our independent registered public accounting firm and our internal audit department; (4) monitoring our compliance with legal and regulatory requirements; (5) reviewing the adequacy of and compliance with our financial policies and procedures and systems of internal control; (6) preparing the Audit Committee Report to be included in this Proxy Statement; and (7) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee is also responsible for reviewing and approving or ratifying transactions with related persons, as described below in the “Certain Relationships and Related Transactions” section of this Proxy Statement. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm.

The Audit Committee met five times during fiscal 2009. A current copy of the Audit Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to our Secretary.

Nominating and Governance Committee

Charles A. Ratner (Chairman)	Joseph S. Hardin, Jr.
William E. MacDonald, III	Jerry Sue Thornton

The purposes of the Nominating and Governance Committee are to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (2) review and recommend to the Board qualifications for committee membership and committee structure and operations; (3) recommend to the Board directors to serve on each committee and a chairperson for such committee; (4) develop and recommend to the Board a set of corporate governance policies and procedures; and (5) lead the Board in its annual review of the Board’s performance. The Nominating and Governance Committee met three times during fiscal 2009. A current copy of the Nominating and Governance Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to our Secretary.

It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 19 to our Chairman, Chief Executive Officer or Secretary at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the listing standards of the New York Stock Exchange, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Committee will recommend prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may consider candidates proposed by our Chairman, Chief Executive Officer or shareholders and may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.

Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Joseph S. Hardin, Jr.
Jeffrey D. Dunn	Charles A. Ratner

The Compensation and Management Development Committee of the Board reviews and approves the compensation for our executive officers generally and reviews and approves our executive and employee compensation plans (including the plans for our named executive officers identified in the Summary Compensation Table in the “Information Concerning Executive Officers” section below and our other executive officers); reviews and approves grants and awards to executive officers and other participants under our equity-based compensation plans; and oversees the annual evaluation of management. The Compensation Committee is also responsible for producing the Report of the Compensation and Management Development Committee included in this Proxy Statement. The Compensation Committee met six times during fiscal 2009. A current copy of the Compensation Committee’s charter is available on the investors section of our Web site at www.corporate.americangreetings.com and will be made available in print upon request by any shareholder to our Secretary.

From time to time, the Compensation Committee uses outside compensation consultants to work with the Compensation Committee and management. During fiscal 2009, Mercer Human Resource Consulting, Inc. (“Mercer”), a global human resources consulting firm, was engaged to provide industry data and assist management in making recommendations regarding the compensation of our executive officers and non-employee directors. Prior to engaging Mercer, we had engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as our global human resources consulting firm and the industry data and recommendations previously provided by Towers Perrin were used as one of the resources in making compensation decisions during fiscal 2009. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with company objectives. Although management, particularly the Senior Vice President of Human Resources, works closely with Mercer, the consultant is ultimately accountable to the Compensation Committee on engagements relating to the compensation of our executive officers and our outside directors. During fiscal 2009, Mercer periodically participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. From time to time Mercer and Towers Perrin have assisted management in evaluating the broad based compensation programs that we provide to all of our employees, specifically with respect to compensation trends, best practices and plan design. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the “Compensation Discussion and Analysis” section below, and for consideration of non-employee director compensation is included in the “Director Compensation” section below.

Attendance

During fiscal 2009, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective committees on which he or she serves, except for Mr. Dunn and Mr. Hardin, who were absent due to unusual circumstances. We have established a formal policy requiring director attendance at all Board meetings (and committee meetings of which the director is a member), absent unusual circumstances. We expect our directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board). Each director attended the 2008 Annual Meeting of Shareholders except for Mr. Dunn who was unable to attend.

Communications to the Board of Directors

The Board of Directors believes that it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and interested parties who wish to communicate with the Board of Directors, an individual director, the presiding director of non-management executive sessions, or the non-management directors as a group can mail a letter to the Board of Directors, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The individual directors are not spokespeople for American Greetings and people should not expect a response or reply to any communication.

Executive Sessions

In accordance with New York Stock Exchange rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our Code of Regulations, the Board of Directors comprises three classes of directors, each class consisting of not less than three directors and having a three-year term. In accordance with our Amended and Restated Code of Regulations, the Board of Directors has fixed the board size at nine (9) members, with each Class having three (3) directors, effective as of the date of the Annual Meeting. Class II members are to be elected at the June 26, 2009 Annual Meeting.

It is proposed that the shareholders re-elect the following nominees for Class II directors: Jerry Sue Thornton and Jeffrey Weiss. In addition, due to the fact that Mr. Hardin is not standing for re-election to the Board, to ensure that each Class of directors consists of at least three members, it is proposed that Mr. Charles A. Ratner, who is currently a Class III director with a term expiring in 2010, be nominated as a Class II director. If he is elected as a Class II director by the shareholders at the Annual Meeting, he will simultaneously resign as a Class III director, leaving three directors in each Class. The term of office to be served by each nominee in Class II, if elected, will be three years, until the 2012 Annual Meeting of Shareholders, or until his or her successor is duly elected and qualified. Each of these nominees for Class II director has agreed to stand for election.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required

The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

The Board recommends that you vote “FOR” all of the following nominees.

Nominees for Election to Term Expiring in 2012

(Class II)

Charles A. Ratner (67)

Director (2000), Chairman of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner’s principal occupation is Chief Executive Officer and President of Forest City Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment and construction), positions he has held for fourteen and sixteen years, respectively. Mr. Ratner serves on the board of directors for RPM International, Inc. (a specialty coatings manufacturer). In addition, Mr. Ratner participates in a number of professional, civic, educational, health care and non-profit organizations, including as a board member of The Greater Cleveland Partnership, University Hospitals Case Medical Center, United Jewish Communities, United Israel Appeal, Mandel Associated Foundations, David and Inez Myers Foundation, and the Musical Arts Association as well as on the Board of Governors for The National Association of Real Estate Investment Trusts and the Jewish Agency for Israel, on the Executive Committee for United Way Services of Cleveland and as a Trustee-for-Life for the Jewish Community Federation of Cleveland. Mr. Ratner has been a board member for the Jewish Education Center of Cleveland (JECC) for more than 15 years.

Jerry Sue Thornton (62)

Director (2000), member of the Audit Committee, Nominating and Governance Committee and Executive Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio, the largest community college in Ohio, a position she has held since 1992. Dr. Thornton is a member of the board of Applied Industrial Technologies, Inc. (a distributor of industrial products and services), RPM International, Inc. (a specialty coatings manufacturer) and American Family Insurance (an insurance company). Dr. Thornton participates in a number of professional, civic, educational, health care, and non-profit organizations, including as a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum – Cleveland and New York, Cleveland Municipal School District, University Hospitals Health System, United Way Services of Cleveland, The Quadrangle, The Greater Cleveland Partnership, Cleveland Downtown Partnership and Clear Channel Radio.

Jeffrey Weiss (45)

Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of American Greetings, a position he has held since June 2003. Prior to becoming President and Chief Operating Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1988, including most recently, Executive Vice President, North American Greeting Card Division of American Greetings from March 2000 until June 2003. Mr. Weiss participates in a number of civic and non-profit organizations, including as a board member of WVIZ/PBS. Jeffrey Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Zev Weiss, a director and our Chief Executive Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

Continuing Directors with Term Expiring in 2010

(Class III)

Scott S. Cowen (62)

Director (1989), Chairman of the Compensation and Management Development Committee, member of the Audit Committee

Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen serves as a director of Jo-Ann Stores, Inc. (specialty store retailer), Forest City Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment and construction) and Newell Rubbermaid Inc. (consumer home products). Dr. Cowen is also Chair of the Southeast Regional Airport Authority as well as being a member of the New Orleans Business Council, New Orleans Regional Chamber of Commerce, United Way of Greater New Orleans and Greater New Orleans Inc.

William E. MacDonald, III (62)

Director (2007), Chairman of the Audit Committee, member of the Executive Committee and Nominating and Governance Committee

Mr. MacDonald was Vice Chairman and member of the Office of the Chairman of National City Corporation (a financial holding company) from 2001 until his retirement on December 31, 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 35 years. Mr. MacDonald is a member of the board of directors of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products). Mr. MacDonald participates as a board member of a number of civic, health care and non-profit organizations including The Cleveland Clinic Foundation, Great Lakes Theater Festival, Leadership Cleveland Class of 1987 and is Trustee Emeritus of The Diversity Center and ideastream WVIZ and 90.3.

Zev Weiss (42)

Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of American Greetings in June 2003. Prior to becoming Chief Executive Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1992, including most recently, Executive Vice President, A.G. Ventures and Enterprise Management from December 2001 to June 2003. He is currently on the board of United Way Services of Greater Cleveland. Zev Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Jeffrey Weiss, a director and our President and Chief Operating Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

As noted above, Mr. Charles A. Ratner, who is currently a Class III director, has been nominated as a Class II director. If Mr. Ratner is elected as a Class II director by the shareholders at the Annual Meeting, he will simultaneously resign as a Class III director.

Continuing Directors with Term Expiring in 2011

(Class I)

Jeffrey D. Dunn (54)

Director (2007), member of the Audit Committee and the Compensation and Management Development Committee

Mr. Dunn is President and Chief Executive Officer and director of HIT Entertainment Limited (a children’s entertainment company), a position he has held since February 2008. Mr. Dunn was formerly a private investor, and was employed by MTV Networks as Chief Operating Officer of the Nickelodeon Networks Group and the President of Nickelodeon Film Enterprises from 1993 to 2006. Prior to that time, Mr. Dunn was employed as Director of Marketing, Arthur D. Little, management consultancy, from 1991 to 1993, Director of Marketing, Bank of Boston from 1986 to 1991, and Associate International Director, Time Magazine and General Manager, Discover Magazine from 1977 to 1986.

Michael J. Merriman, Jr. (53)

Director (2006), member of the Executive Committee

Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC, since July 1, 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until April 2004 and was its Chief Financial Officer from 1992 to 1995. Mr. Merriman is a director of RC2 Corporation (a manufacturer of pre-school toys and infant products), Nordson Corporation (manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) and OMNOVA Solutions Inc. (an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces). Mr. Merriman is also a director of Students in Free Enterprise and True Hero, Inc., non-profit organizations.

Morry Weiss (69)

Director (1971), Chairman of the Board of Directors, Chairman of the Executive Committee

Mr. Morry Weiss joined American Greetings in 1961 and has had various responsibilities with American Greetings including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of American Greetings. In February 1992, Mr. Weiss became our Chairman. Mr. Weiss serves as a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital) and a member of the board of directors of Dots (a young women’s clothing retailer). Mr. Weiss participates in a number of professional, educational and non-profit organizations, including as Chairman of the Yeshiva University Board of Trustees and as a trustee of the Cleveland Clinic Foundation. Morry Weiss is the father of Jeffrey Weiss, a director and the President and Chief Operating Officer of American Greetings; the father of Zev Weiss, a director and the Chief Executive Officer of American Greetings; and the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

PROPOSAL TWO

APPROVING THE AMENDMENT TO THE AMERICAN GREETINGS CORPORATION

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

At the annual meeting held on June 22, 2007, the shareholders of American Greetings adopted the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”) pursuant to which 2,800,000 Class A common shares and 700,000 Class B common shares were reserved for issuance to key employees, non-employee directors and consultants of American Greetings and its subsidiaries. On April 17, 2009, the Compensation Committee of our Board of Directors adopted, subject to shareholder approval, an amendment to the Omnibus Incentive Plan to increase the number of shares authorized for issuance under the Omnibus Incentive Plan by an additional 1,600,000 Class A common shares and 400,000 Class B common shares (the “Amendment to Omnibus Incentive Plan”). The Board of Directors has directed that the proposal to approve the Amendment to Omnibus Incentive Plan be submitted to our shareholders for their approval at the Annual Meeting.

The reason for this increase is to ensure that sufficient shares of American Greetings Class A and Class B common shares are available under the Omnibus Incentive Plan to attract, retain and motivate top quality management, employees, officers and non-employee directors. As of May 4, 2009, there were 712,850 Class A common shares and 81,072 Class B common shares remaining for future awards, which would increase to 2,312,850 Class A common shares and 481,072 Class B common shares if the Amendment to Omnibus Incentive Plan is approved.

The Board of Directors believes that the Omnibus Incentive Plan is an integral part of our compensation philosophy and programs. Our ability to attract, retain and motivate top quality management, employees, officers and non-employee directors is material to our success, and the Board of Directors has concluded that our expanded ability to achieve these objectives has been enhanced by the ability to make grants under the Omnibus Incentive Plan. In addition, the Board of Directors believes that the interests of American Greetings and its shareholders will be advanced by continuing to offer our employees, officers and non-employee directors the opportunity to acquire or increase their proprietary interests in American Greetings.

The material terms of the Omnibus Incentive Plan are summarized below. This summary of the Omnibus Incentive Plan is not intended to be a complete description of the Omnibus Incentive Plan and is qualified in its entirety by the actual text of the Omnibus Incentive Plan, as amended, attached as Exhibit A.

Material Features of the Omnibus Incentive Plan

General. The Omnibus Incentive Plan provides that awards may be in any of the following forms: (1) incentive stock options; (2) nonstatutory stock options (incentive stock options and nonstatutory stock options are together referred to as “options”); (3) appreciation rights; (4) share awards; (5) restricted shares; (6) deferred shares; (7) performance bonuses; (8) performance shares; (9) directors shares; (10) performance units; and (11) dividend equivalents.

Dividend equivalents may be granted in connection with share awards (other than options and appreciation rights). Awards under the Omnibus Incentive Plan may be settled in cash, our common shares, or a combination of cash and shares, as provided in the terms of each award agreement.

Subject to adjustment in certain circumstances as described below, the Omnibus Incentive Plan authorizes up to 2,800,000 Class A common shares and 700,000 Class B common shares. If approved, the Amendment to Omnibus Incentive Plan would increase this to 4,400,000 Class A common shares and 1,100,000 Class B common shares. Shares subject to grants will become available again for purposes of the Omnibus Incentive Plan: (1) if and to the extent options and appreciation rights granted under the Omnibus Incentive Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered after the effective date of the Omnibus Incentive Plan without being exercised; or (2) if any share awards or dividend equivalents are forfeited, terminated or otherwise not paid in full after the effective date of the Omnibus Incentive Plan. In addition, any portion of an award that is payable only in cash pursuant to the terms of the applicable award agreement will be immediately available again for purposes of the Omnibus Incentive Plan.

The Omnibus Incentive Plan provides that the maximum aggregate number of common shares, or its equivalent, that can be the subject of awards made to an individual during any fiscal year is 500,000 Class A and 500,000 Class B common shares, but not to exceed 500,000 common shares collectively, subject to adjustment as described below (the “Individual Limit”). In addition, the number of performance shares and units awarded to an individual may not exceed an aggregate value of $5,000,000 as of the Grant Date (determined based on the fair market value of our Class A common shares as of the grant date).

Where two or more awards are granted in relation to each other so that the exercise and payment of one award automatically affects the number of shares that may be issued in connection with the exercise of the related award, only the maximum amount that can be issued in connection with both related awards in the aggregate will be counted against the number of shares reserved for issuance under the plan.

If approved by the shareholders, the Amendment to Omnibus Incentive Plan will become effective as of April 17, 2009, the date it was approved by the Compensation and Management Development Committee of our Board of Directors.

Management. The Omnibus Incentive Plan is managed and interpreted by the “Committee.” Except to the extent required by law, the Committee means the Board or the Board’s Compensation and Management Development Committee, or such other committee or designee appointed by the Board or the Committee’s delegate. The Committee has the authority to (1) determine the individuals to whom grants will be made under the Omnibus Incentive Plan; (2) determine the type, size and terms of the grants; (3) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (4) amend the terms of any previously issued grant, subject to the limitations described below; (5) adopt guidelines separate from the Omnibus Incentive Plan that set forth the specific terms and conditions for grants under the Omnibus Incentive Plan; and (6) deal with any other matters arising under the Omnibus Incentive Plan. The determinations of the Committee are made in its sole discretion and are final, binding and conclusive. The Compensation and Management Development Committee presently consists of Scott S. Cowen, Joseph S. Hardin, Jr., Jeffrey D. Dunn and Charles A. Ratner, each of whom is a non-employee director of American Greetings. Day to day administrative functions of the Omnibus Incentive Plan are performed by our employees. Moreover, the Committee may delegate to our officers or managers the authority to grant awards under the Omnibus Incentive Plan from a preauthorized pool of shares to individuals authorized to receive awards under the Omnibus Incentive Plan.

Eligibility for Participation. Key employees (including executive officers and members of the Board of Directors), non-employee directors and consultants of American Greetings and our subsidiaries selected by the Committee are eligible for grants under the Omnibus Incentive Plan. As of May 1, 2009, approximately 402 employees and 7 non-employee directors are eligible to receive grants under the Omnibus Incentive Plan.

Types of Awards. The Omnibus Incentive Plan provides that awards may be in any of the following forms:

Stock Options. The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or so-called “nonstatutory stock options” that are not intended to so qualify or any combination of incentive stock options and nonstatutory stock options. Anyone eligible to participate in the Omnibus Incentive Plan may receive a grant of nonstatutory stock options. Only our employees may receive a grant of incentive stock options. No more than 2,800,000 Class A common shares and

700,000 Class B common shares may be issued as incentive stock options under the Omnibus Incentive Plan. If approved, the Amendment to Omnibus Incentive Plan would increase this to 4,400,000 Class A common shares and 1,100,000 Class B common shares.

The Committee fixes the exercise price per share for options on the date of grant. The exercise price of any incentive stock option granted under the Omnibus Incentive Plan will be equal to or greater than the fair market value (the closing price of our Class A common shares as reported on the New York Stock Exchange) of the underlying shares of common stock on the date of grant.

The Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Committee, in its sole discretion, which is specified in the grant letter. Options may be exercised while the participant is employed by or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Committee. A participant may exercise an option by delivering notice of exercise to us or our designated agent. The participant may pay the exercise price and any withholding taxes for the option in several ways: (1) in cash or by check; (2) by delivering common shares already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares; (3) with respect to Class A common shares by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to us the amount of sale proceeds to pay the exercise price and related withholding taxes on the settlement date that occurs after the date specified in the notice of exercise; (4) with respect to Class B common shares, through attestation of the ability to pay the exercise price followed by immediate tendering of such shares to us and our immediate repurchase of such shares in accordance with our amended and restated articles of incorporation; or (5) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may provide that an option will be substituted with an appreciation right that will be subject to the same number of underlying shares as the substituted option.

Appreciation Rights. The Committee may grant appreciation rights to anyone eligible to participate in the Omnibus Incentive Plan. Appreciation rights may be granted in connection with, or independent of, other awards. Upon exercise of an appreciation right, the participant will receive an amount equal to the excess of the fair market value of our common shares on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee. The Committee will determine the period when appreciation rights vest and become exercisable. Appreciation rights may be exercised while the participant is employed by or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Committee.

Deferred Shares and Restricted Shares. The Committee may grant share awards to anyone eligible to participate in the Omnibus Incentive Plan. The Committee may require that participants pay consideration for the share awards and may impose restrictions on the share awards (referred to in the Omnibus Incentive Plan as “restricted shares”). If restrictions are imposed on share awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines appropriate. The Committee determines the number of common shares subject to the grant of share awards and the other terms and conditions of the grant. The Committee will determine to what extent, and under what conditions, a participant will have the right to vote common shares and to receive dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends or other distributions with respect to share awards will be subject to the achievement of performance goals or other conditions.

Performance Units. The Committee may grant performance units to anyone eligible to participate in the Omnibus Incentive Plan. Performance units may be granted in connection with, or independent of, other awards. Each performance unit provides the participant with the right to receive an amount based on the value of a common share if specified performance goals are met. The Committee determines the number of performance units that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Payments with respect to performance units will be made in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee.

Performance Shares. The Committee may grant performance shares to anyone eligible to participate in the Omnibus Incentive Plan. Performance shares may be granted in connection with, or independent of, other awards. Each performance share provides the participant with the right to receive a common share or an amount based on the value of a common share, if specified performance goals are met. The Committee determines the number of performance shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee.

Other Share Awards. The Committee may grant other types of share awards that would not otherwise constitute options, appreciation rights, deferred shares, restricted shares, performance shares or dividend equivalents. The Committee may grant other share awards to anyone eligible to participate in the Omnibus Incentive Plan. These grants will be based on or measured by common shares, and will be payable in cash, in common shares, or in a combination of cash and common shares. The terms and conditions for these grants will be determined by the Committee.

Directors Shares. Directors may elect to receive Class A or Class B common shares in lieu of any fees owed to them for services performed while on the Board. Such shares shall be in an amount equal in value to such fees, based on the closing price of our Class A common shares reported on the New York Stock Exchange on the last trading day of the calendar quarter immediately prior to the payment of such fees. Directors who elect to receive shares in lieu of fees may also elect, pursuant to our Outside Directors’ Deferred Compensation Plan, to defer the receipt of such shares for a period specified in such plan. Shares reserved for issuance under the Omnibus Incentive Plan will be used to satisfy our obligation to deliver director shares, including deferred shares and any dividend equivalents accrued on deferred shares, following the effective date of the Omnibus Incentive Plan.

Performance Bonus. The Committee may grant a performance bonus in cash or shares to participants in incentive compensation plans maintained by us, including the American Greetings Key Management Annual Incentive Plan. These grants will be payable in cash, in common shares, or in a combination of cash and common shares. The Committee will decide whether a performance bonus will become payable if specified performance goals or conditions are met.

Dividend Equivalents. The Committee may provide dividend equivalents in share awards (other than options or appreciation rights), which permit the grantee to receive with respect to shares subject to an award the equivalent value of dividends paid on our common shares. Dividend equivalents are payable in cash or common shares and may be paid currently or accrued as contingent obligations. Dividend equivalents may accrue interest. The terms and conditions of dividend equivalents are determined by the Committee.

Qualified Performance-Based Compensation. The Omnibus Incentive Plan permits the Committee to impose and specify objective performance goals that must be met with respect to awards under the Omnibus Incentive Plan. The Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Committee. Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be based on one or more of the following measures: revenue; gross margin; product line contribution; operating and other expenses; operating earnings; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; pre-tax or after-tax profits; net income; earnings per share; cash flow; productivity; return on assets; return on capital; return on equity; cash flow/net assets; debt/capital ratio; return on net capital employed; sales growth; stock price appreciation; or total shareholder return (share appreciation plus dividends as if reinvested), and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The foregoing measures may be based on the employee’s business unit or the performance of American Greetings or American Greetings’ subsidiaries independently or as a whole, or a combination of the foregoing.

Deferrals. The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the participant in connection with a grant under the Omnibus Incentive Plan. The Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of common shares by reason of: (1) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (2) a merger, reorganization or consolidation; (3) a recapitalization or change in par value; or (4) any other extraordinary or unusual event affecting the outstanding common shares as a class, or if the value of outstanding common shares is substantially reduced as a result of a spin-off, split-up or American Greetings’ payment of an extraordinary dividend or distribution, the number of common shares available for grants, the limit on the number of common shares for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Incentive Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued common shares in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Foreign Participants. If any individual who receives a grant under the Omnibus Incentive Plan is subject to taxation in countries other than the United States, the Omnibus Incentive Plan provides that the Committee may make grants to such individuals on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options and Reloads. The Omnibus Incentive Plan includes a restriction providing that, without shareholder approval, neither the Committee nor the Board of Directors can (1) authorize any option grant to provide for “reload” rights, the automatic grant of options to the participant upon the exercise of options using shares or other equity, or (2) amend or replace options previously granted under the Omnibus Incentive Plan in a transaction that constitutes a “repricing” as that term is defined under the New York Stock Exchange corporate governance listing standards. Adjustments to the exercise price or number of common shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the Omnibus Incentive Plan. The Board of Directors or the Compensation and Management Development Committee may amend or terminate the Omnibus Incentive Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Omnibus Incentive Plan after February 12, 2017.

The last sales price of our Class A common shares on May 1, 2009, was $7.73 per share. There is no public market for our Class B common shares.

New Omnibus Incentive Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Omnibus Incentive Plan, as amended. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, subject to shareholder approval of the amendment to the Omnibus Incentive Plan at the Annual Meeting, the Committee approved a performance share award program under which, on April 17, 2009, the Committee granted on an aggregate basis 1,458,000 performance shares to a total of 95 employees of the company, including the named executive officers. If the amendment is approved, participants (including named executive officers) who receive performance share award grants may earn all or a portion of such shares based on the company achieving certain performance goals during the next two to three years and the satisfaction of time-based vesting requirements following the achievement of such goals. Any award not earned will be forfeited. The number of the performance shares that may be earned pursuant to the April 17, 2009 grant are not determinable at this time because they are performance-based and subject to time-based vesting requirements, such that, depending on the company’s performance and satisfaction of the applicable vesting requirements, all, some or none of the shares will be earned and issued. The market value of the shares underlying the April 17, 2009 grant as of May 1, 2009 was $7.73 per share.

Our awards of options to purchase Class A or Class B common shares and our cash incentive compensation payments (under the Key Management Annual Incentive Plan) are not subject to shareholder approval of the proposed amendment to the Omnibus Incentive Plan. Please refer to the “Compensation Discussion and Analysis” and “Information Concerning Executive Officers” sections of this Proxy Statement for information regarding those awards.

Federal Income Tax Consequences

The federal income tax consequences arising with respect to awards granted under the Omnibus Incentive Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Omnibus Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Omnibus Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual common shares. Future appreciation on common shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (1) if common shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (2) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if common shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (3) we will not be entitled to a tax deduction for compensation attributable to awards granted to one of our named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, and such compensation, along with any other non-performance-based compensation paid in the same fiscal year, exceeds $1 million; and (4) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common shares in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

Section 162(m) of the Internal Revenue Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers (other than the chief financial officer) in excess of $1 million in any year. Compensation that qualifies as

“performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that options and appreciation rights granted at the fair market value of the common shares on the date of grant will qualify as performance-based compensation. Deferred shares, share awards, performance shares, dividend equivalents, other share awards and dollar-denominated awards granted under the Omnibus Incentive Plan will only qualify as “performance-based compensation” when the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

The Omnibus Incentive Plan provides that we have the right to require the recipient of any award under the Omnibus Incentive Plan to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Committee determines otherwise, a participant may satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Omnibus Incentive Plan also provides that the Committee may permit a participant to satisfy our withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to us previously acquired common shares.

Availability of Omnibus Incentive Plan Document

The full text of the 2007 Omnibus Incentive Compensation Plan as amended by the Amendment to Omnibus Incentive Plan is included as Exhibit A to this Proxy Statement.

Board Recommendation

The Board of Directors believes that the adoption of the Amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance thereunder will enable American Greetings to continue to provide significant equity-based and other incentives to employees, non-employee directors and consultants who are expected to contribute materially to our future success. Accordingly, the Board of Directors unanimously recommends approval of the Amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan by the shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In fiscal 2009, we continued with the same executive compensation philosophy that we have had in place for several years. We use this philosophy to determine the compensation programs and practices for all our executive officers, including our named executive officers who are listed in the Summary Compensation Table. The fundamental principle of this philosophy is performance – performance of the organization and its business units, and performance of the individual – compared to financial goals, strategic initiatives and individual goals. The compensation decisions we made in fiscal 2009 were based on this principle.

In fiscal 2009, in addition to our financial goals, we measured our executive officers’ performance based, in part, on their contributions to achieving our major corporate initiatives, which were:

•

to increase revenue by enhancing our core product offerings, through new product and business development, and by exploiting growth opportunities in areas that are directly in, or adjacent to, our existing businesses;

•	optimization of our capital structure;
•	business process redesign, where we continue to redesign the processes and systems we use to develop, source and deliver our products;
•	continued cost savings, at the supply chain level and by reducing expenses through such activities as rationalizing certain business units and product lines; and
•	human capital development and improving the diversity of our workforce.

We did not make any significant changes to the structure of our compensation programs for fiscal 2009 from the programs in place in fiscal 2008. Although we adjusted our named executive officers’ base salaries in May 2008, in an effort to control costs for fiscal 2010, we have decided to suspend our salary increase program for salaried associates for fiscal 2010, including for the named executive officers. In addition, we did not change the named executive officers’ target stock option grant levels or target cash incentive levels in fiscal 2009 from the prior year. However, because the actual cash incentive payments are based on financial performance compared to the goals for the respective fiscal year, the actual payments we make to our named executive officers under the Key Management Annual Incentive Plan may vary from year to year. As described below, in fiscal 2009 American Greetings failed to achieve the minimum threshold performance levels for its corporate and business unit performance goals under the Key Management Annual Incentive Plan. As a result, we did not make any payments to the named executive officers under the corporate and business unit components of the Key Management Annual Incentive Plan for fiscal 2009. The actual number of stock options granted to each of our named executive officers was at the target level or higher, which was determined by the individual’s performance for fiscal 2009 and the target grant size for their position.

General Philosophy

We believe that our executive compensation program should enable us to attract, reward and retain those talented executives we need in our organization to achieve our objectives. We also believe that our compensation program should reward our executives for achieving their goals. We believe that these goals should include components from corporate-wide, business unit and individual performance initiatives and that these goals should align the efforts and interests of the executives with the interests of American Greetings, and most importantly, the interests of our shareholders. Under our programs, executives who achieve their individual performance goals and who play a role in achieving the corporate and appropriate business unit goals may be awarded both cash and equity-based incentives.

We believe the elements of our compensation program, individually and collectively, should be competitive with compensation programs offered by other employers of similar size and in similar industries. We also believe that the compensation granted to any one individual executive should be differentiated from that granted to our other executives, based on the executive’s skills and experience, overall performance contributions, and performance compared to specific goals and objectives.

Board Processes

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to encourage and reward for accomplishing our fundamental business objectives and strategic goals, within the principles of our compensation philosophy. Business planning, succession planning, evaluation of management performance and consideration of the business environment are year-round processes. Consequently, our compensation process is also a year-round process.

In establishing the compensation for fiscal 2009, the Compensation Committee conducted a review of the compensation and performance of the Chief Executive Officer. After reviewing market data on similar positions in the marketplace, the Compensation Committee established the Chief Executive Officer’s compensation level. The Chief Executive Officer and/or the President and Chief Operating Officer conduct reviews of the performance of the remaining executive officers (other than the Chairman). They make initial determinations of each executive officer’s individual performance and changes to base salary, subject to the review and approval of the Compensation Committee (which from time to time consults with the Senior Vice President of Human Resources). The Compensation Committee approves all management incentive and equity programs, all equity grants, and all retirement benefit programs in which executive officers or directors participate, and any modification to a benefit or compensation program that has a material economic impact on American Greetings, an executive officer or a director. Management recommends for approval of the Compensation Committee all business performance targets upon which payments to executive officers are based. The Chief Executive Officer, Senior Vice President and General Counsel, and the Senior Vice President of Human Resources work with the Compensation Committee chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. From time to time, executive officers, including the Chief Executive Officer, the President and Chief Operating Officer and the Chairman, participate in Compensation Committee meetings to provide:

•	background information regarding the compensation of our employees;
•	evaluations of the performance of executive officers;
•	recommendations with respect to compensation proposals and as to the compensation of executive officers; and
•	other information as may be requested by the Compensation Committee.

Setting Compensation

Compensation of Executive Officers Generally

To set the actual compensation levels for each of our executive officers, generally we first collect information from the marketplace on how other employers compensate people in similar positions. We use overall industry data, consumer products industry data and, depending on the position, data from industry segments or specific companies. We usually rely more heavily on data from consumer products companies because: (1) our core business is consumer products focused – we create, manufacture, market and distribute social expression products sold to consumers; and (2) we often recruit employees from consumer product companies, or from companies that support or otherwise service the consumer products industry. Generally, for both the overall industry and consumer products market data, we look at companies with revenue that approximates our revenue. We typically obtain this data from broad-based surveys that are published by such nationally recognized consulting firms as Towers Perrin and Mercer. Alternatively, we may commission a custom study by one of these consulting firms, using data held in their databases or information included in the proxy statements and other public filings of companies similar to us. While information developed solely from public filings covers only those individuals for whom compensation information is disclosed publicly, generally these positions correlate to our Chief Executive Officer, President and Chief Operating Officer and certain of our Senior Vice Presidents.

To determine the compensation to be paid to new executive officers, we take into account the market data for their specific position (to the degree it is available), their relevant experience and expected contribution to our business, and the compensation we believe will be required to attract and retain that individual. In general, compensation realized by executives from prior awards or grants made by us, such as gains from previously awarded stock options or equity awards, are not taken into account in setting current compensation levels. We believe that our executive officers should be fairly compensated each year compared to market pay levels, internal equity among other executive officers, and their own individual performance contributions.

Compensation of Chief Executive Officer and President and Chief Operating Officer

To determine the overall amount of compensation to pay our Chief Executive Officer and our President and Chief Operating Officer, we consider compensation related information for similar positions in industry in general as well as in a select group of consumer products companies that we consider to be our peer group. To assist us in this evaluation, in March 2008, we engaged Towers Perrin to provide compensation related information from its proprietary databases for similar positions in industry in general and in companies that we consider to be our peer group. As it relates to the compensation decisions we made in April 2008 concerning the compensation paid to our Chief Executive Officer and our President and Chief Operating Officer during fiscal 2009, the peer group that we evaluated consisted of the following companies: Callaway Golf Company, Columbia Sportswear Company, Revlon, Inc., Aeropostale, Inc., L.L. Bean, Inc., La-Z-Boy Incorporated, Bob Evans Farms, Inc., Tupperware Brands Corporation, The Warnaco Group, Inc., Phillips-Van Heusen Corporation, The J.M. Smucker Company, Brown-Forman Corporation, Mary Kay, Inc., AnnTaylor Stores Corporation, Brown Shoe Company, Inc., Wendy’s International, Inc., Coach, Inc., Tiffany & Co., Jack In The Box Inc., The Scotts Miracle-Gro Company, and Hasbro, Inc. Our peer group was selected in consultation with Towers Perrin and chosen because the nature of their businesses is similar to ours and they are considered representative of the companies with which we compete for executive talent. Our peer group companies were also chosen from among companies with which we compare ourselves for compensation purposes consisting of companies that resembled American Greetings in revenue size – having revenues that, when established, were generally between one-half and two and one-half times those of American Greetings.

Elements of Executive Compensation

The compensation program for our executive officers generally consists of the following elements:

•	Base salaries;
•	Annual cash incentive awards;
•	Long-term equity compensation, principally stock options;
•	Benefits;
•	Perquisites; and
•	Termination and/or change in control protection.

We have selected these compensation elements to create a flexible package that bases much of its payout on the performance of the individual executive, the business unit to which that executive is assigned, and the total corporation.

Allocation Among Elements

Under our compensation structure, the mix of base salary, annual cash incentive and equity compensation as a percentage of total direct compensation varies depending upon the position’s level in management. However, we generally target the market median for each component, and we target the market median for the total compensation paid to our executive officers. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. In allocating compensation among these elements, we believe that the compensation of our senior most levels of management – the levels of management having the greatest ability to influence American Greetings’ performance – should have a significant portion of their compensation at risk, and should be paid only on the accomplishment of pre-established goals and objectives. We believe that lower levels of management should receive a greater portion of their compensation in base salary – with less variability – because they have less of an ability to significantly affect the financial performance of the business. In applying the principle of compensation at risk to the compensation of our Chief Executive Officer and our President and Chief Operating Officer, we used information gathered from our peer group of companies described above. For our other named executive officers we used information gathered from overall industry data, consumer products industry data and, depending on the officer, specific industry segments or companies.

Base Salaries

General. Base salaries are provided to compensate the executive for performing the essential responsibilities of the job. To determine individual base salaries, we consider:

•	the market data on comparable positions;
•	the executive officer’s qualifications, relevant experience and future potential;
•	the executive officer’s contributions to the organization, including accomplishment of goals and objectives;
•	the company’s financial results; and
•	internal pay equity.

The market data on comparable positions is based on overall industry data, consumer products industry data and, depending on the executive officer, data from industry segments or specific companies. We do not perform comprehensive studies of total compensation programs in the market every year. However, we do gather data on incremental changes occurring in the industry segments described above annually, primarily changes to base salaries. We evaluate each executive officer’s base salary annually, and when making changes – increases or decreases – we consider:

•	the executive’s individual annual performance, compared to pre-established goals and objectives;
•	any changes in responsibilities and roles;
•	any significant differences between the executive officer’s base salary and the base salaries of comparable executives in the market; and
•	any changes in base salaries that other consumer products companies generally are making for their executives in comparable positions.

Salary adjustments, if any, normally take effect on May 1st of each year, based on performance in the immediately preceding fiscal year.

Named Executive Officers. In April 2008, the Compensation Committee approved base salary increases for Mr. Zev Weiss, our Chief Executive Officer, and Mr. Jeffrey Weiss, our President and Chief Operating Officer, of approximately 3% each, to $921,459 for Mr. Zev Weiss and $721,268 for Mr. Jeffrey Weiss – effective May 1, 2008. As described in our Proxy Statement filed with the Securities and Exchange Commission in May 2008, these salary increases were based on fiscal 2008 performance, including the officers’ individual performance during fiscal 2008, their roles in achieving our overall corporate goals for fiscal 2008 and, as described above under the heading “Setting Compensation,” the compensation data we gathered with respect to companies in the peer group. In addition, their salaries were increased as part of the Compensation Committee’s fiscal 2006 determination to move their base salaries closer to the market median of comparable consumer product companies over several years. After giving effect to the April 2008 increases, Mr. Zev Weiss’s salary was at a level slightly below and Mr. Jeffrey Weiss’s salary was at a level above the median base salary of comparable positions in our peer group.

In April 2008, we increased Mr. Goulder’s base salary by 5%, bringing his salary to $477,735. As described in our Proxy Statement filed with the Securities and Exchange Commission in May 2008, this increase was based on fiscal 2008 performance, including his overall individual performance and achievement of individual performance goals during fiscal 2008 as well as competitive salary practices. In setting Mr. Smith’s base salary, we considered both specific market and industry data, and his additional responsibilities, skills and prior experience. Effective May 1, 2008, Mr. Smith’s salary was increased by 8%, bringing his salary to $386,100. As described in our Proxy Statement filed with the Securities and Exchange Commission in May 2008, this increase was based on fiscal 2008 performance, including Mr. Smith’s overall individual performance and achievement of individual performance goals during fiscal 2008, as well as market data on comparable positions with other employers.

When the role of Mr. Morry Weiss as Chief Executive Officer was transitioned to Mr. Zev Weiss in June 2003, Morry Weiss remained in the position of the Chairman of the Board of Directors. Because of the continued executive oversight and responsibilities maintained by Morry Weiss as the Chairman, beginning in fiscal 2004, Mr. Weiss’s base annual salary was set at $400,000, and, as described below, his target stock option grant level was set at options to purchase 18,000 Class B common shares and his target incentive under the Key Management Annual Incentive Plan was set at 50% of his annual base salary. During fiscal 2009, Morry Weiss’s base annual salary remained fixed at $400,000.

In assessing the individual performance of the Chief Executive Officer for purposes of both evaluating his base salary to be paid to him in fiscal 2010, as well as in determining his compensation under the individual performance component of the Key Management Annual Incentive Plan and his option grant level, the Compensation Committee assessed the Chief Executive Officer’s performance during fiscal 2009 and his contributions to our results in fiscal 2009. In particular, the Compensation Committee considered our financial performance, including our earnings per share and cash flow performance, as well as the Chief Executive Officer’s individual performance goals, which were based on his contributions to the achievement of our major corporate initiatives as described above, including:

•

to increase revenue by enhancing our core product offerings, through new product and business development, and by exploiting growth opportunities in areas that are directly in, or adjacent to, our existing businesses;

•	optimization of our capital structure;
•	business process redesign, where we continue to redesign the processes and systems we use to develop, source and deliver our products;
•	continued cost savings, at the supply chain level and by reducing expenses through such activities as rationalizing certain business units and product lines; and
•	human capital development and improving the diversity of our workforce.

Each of these goals is primarily assessed qualitatively and there are no specific weightings given to any criteria. However, due to American Greetings’ failure to meet its financial goals, coupled with the impact of, and future uncertainty resulting from, the global recession, the Compensation Committee determined not to change the base salary of the Chief Executive Officer for fiscal 2010. Similarly, because American Greetings failed to achieve its financial goals under both the corporate and business unit components of the Key Management Annual Incentive Plan and because Mr. Weiss achieved only some of his personal goals described above, Mr. Weiss received no payments under that Plan. However, because of Mr. Zev Weiss’s achievements in such areas as optimizing our capital structure and creating opportunities through the recent acquisition of Recycled

Paper Greetings, the Committee determined that Mr. Zev Weiss had met enough of his objectives for purposes of awarding a stock option grant at 100% of the target grant level as described below under the heading “Long-Term Incentive Compensation.”

In assessing the base salaries to be paid in fiscal 2010 to each named executive officer other than the Chief Executive Officer and the Chairman, as well as in determining such officer’s compensation under the individual performance component of the Key Management Annual Incentive Plan and their option grant level, the Compensation Committee considered the Chief Executive Officer’s proposal to keep each named executive’s base salary the same for fiscal 2010, together with his assessment of each other named executive officer’s performance during fiscal 2009 relative to the officer’s performance objectives established at the beginning of the year. Our named executive officers’ individual performance goals are developed to ensure that the officers and the business units for which they are responsible are driving those results that will ensure that the business units and the corporation achieve their short-term financial objectives and their long-term strategic goals. These goals are designed to be internally consistent across business units, and to collectively drive the achievement of our short- and long-term goals and strategies. The fiscal 2009 goals for Mr. Jeffrey Weiss included objectives based on achieving the Corporate EPS goal and the Corporate EBIT goal described below under the heading “Key Management Annual Incentive Plan,” as well as driving revenue growth through the strategic card initiative, obtaining new retail customers, core product and new product development, and growing American Greetings’ entertainment business. Mr. Jeffrey Weiss’s goals also included driving continued cost savings and supply chain efficiencies, as well as human capital development and improving the diversity of our workforce. The goals for Mr. Smith included: executing capital structure changes, such as buying back common shares; managing the financial operations of the company, including improving the effectiveness of the finance department and reducing costs; successfully managing the conversion of new scan-based trading retail customers; and human capital development and improving the diversity of our workforce. The goals for Mr. Goulder included: effectively executing cost reduction in the supply chain as well as identifying future cost cutting initiatives; improving productivity while decreasing costs; improving service levels, including by manufacturing on time and by improving the retail point of sale fulfillment; managing a cost efficient internal consulting group that supports cost-out programs, growth efforts and the corporate strategic goals; implementing strategies to drive profitable growth; and human capital development and improving the diversity of our workforce. These goals are generally qualitative in nature and there are no specific weightings given to any criteria.

Mr. Morry Weiss’s base salary has been fixed at $400,000 since fiscal 2004 when his role as Chief Executive Officer was transitioned to Mr. Zev Weiss. In fiscal 2007 the Committee evaluated whether his compensation, including his base salary should remain fixed at $400,000. In this regard, the Committee considered general market pay information provided by Towers Perrin for compensation paid by other companies to the positions of executive chairman, non-executive chairman and lead director. The Committee also considered Mr. Morry Weiss’s responsibilities as a member of the board of directors. Due to the executive duties that Mr. Morry Weiss performs in addition to his responsibilities as a director, including his significant role in such critical functions as mergers and acquisitions and other strategic initiatives, as well as his significant involvement in developing the company’s long-range strategic plans and counseling senior management, the Compensation Committee determined that Mr. Morry Weiss should be classified as an executive chairman for purposes of compensation. Accordingly, the Committee determined his base salary should remain at $400,000, his target stock option grant level should remain fixed at 18,000 Class B common shares, and his target incentive award under the Key Management Annual Incentive Plan should remain fixed at 50% of his annual base salary.

Although the individual performance goals of the named executive officers were considered, because of American Greetings’ failure to meet its financial goals, coupled with the impact of, and future uncertainty resulting from, the global recession, the Compensation Committee determined not to change the base salaries of any of the named executive officers. Because American Greetings failed to achieve its financial goals under both the corporate and business unit components of the Key Management Annual Incentive Plan, no named executive officer received any payments under these components of the Plan. Similarly, because Mr. Jeffrey Weiss and

Mr. Goulder did not achieve all of their personal goals, there was no payment to them under the individual component of the Plan. However, because the committee determined that Mr. Smith met or exceeded all of his personal objectives, he was awarded a partial payment under the individual component of the Key Management Annual Incentive Plan and was awarded a stock option grant at 115% of the target grant amount for his position. Based on their achievement of at least some of their personal objectives, Mr. Jeffrey Weiss and Mr. Goulder were awarded stock option grants at 100% of the target grant amounts for their positions.

Key Management Annual Incentive Plan

General. Consistent with our emphasis on pay for performance, we have established the American Greetings Corporation Key Management Annual Incentive Plan, under which our executive officers, including our named executive officers, are eligible to receive awards based on performance against annually established performance goals. These goals include financial measures for individual business units and the entire corporation, and individual performance objectives. This plan is an important component of our compensation package because it is designed to focus our executive officers’ efforts on, and reward executive officers for, annual operating results that help create value for our shareholders. At its target level, in fiscal 2009 the Key Management Annual Incentive Plan award represents between 31% and 44% of a named executive officer’s total cash compensation, depending on the executive’s position.

The corporate performance goals for the Key Management Annual Incentive Plan are determined through our annual planning process, which generally begins in the December that precedes the beginning of the fiscal year. During this process, management develops an annual operating plan that is consistent with our strategic plan, and that contains specific, quantifiable annual financial goals. These goals are established for each business unit and for the corporation as a whole. Around the beginning of each fiscal year, the full Board of Directors meets with senior management and discusses and approves the operating plan for the subsequent fiscal year. The operating plan goals form the basis for the annual incentive performance measures and goals. The Board of Directors approves the annual operating plan, and its financial goals and objectives, for each year. Similarly, the Compensation Committee approves the financial objectives for both the corporate and business unit components of the incentive plan for executive officers each year.

Any awards granted under the Key Management Annual Incentive Plan are determined at year-end based on actual performance against the pre-established specific corporate, business unit, and individual goals. The Chief Executive Officer reviews each executive officer’s individual performance (other than the Chairman’s) and recommends to the Compensation Committee for its approval the level of compensation the officer should receive based on his individual performance. The Committee itself evaluates the performance of the Chief Executive Officer. The Chairman does not have individual performance goals, rather the performance of the Chairman is evaluated based on our achievement of the corporate and business unit goals, although the Committee retains the discretion to lower the amount of compensation that the Chairman may receive under the Key Management Annual Incentive Plan. The incentive plan award payments to any named executive officer must be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee may modify the recommendation provided by the Chief Executive Officer with respect to any named executive officer, which in turn affects payment under the Key Management Annual Incentive Plan. The Compensation Committee must approve any adjustments to the financial goals applicable to executive officers for purposes of determining if a business unit or the corporation has achieved its goals. Except as otherwise determined by the Compensation Committee, permitted adjustments are determined at the same time that the financial goals are initially established at the beginning of each year. These adjustments are described in a manner that can be objectively determined and are intended to account for events or changes in the business or its plans that may occur during the year, such that the goals established at the beginning of the year would not be a meaningful measure of performance without taking into account these events or other changes. When made, these adjustments apply to all managers, including the named executive officers, who are assigned to the business unit for which the adjustment is being granted or, in the case of an adjustment to a corporation goal, these adjustments apply to all managers, including the named executive officers. With respect to the corporate and business unit goals established under the Key Management Annual Incentive Plan for fiscal 2009, these goals are calculated in accordance with generally accepted accounting principles. However, at the beginning of the fiscal year when the goals were established, the Committee determined that the following items or events, if they occur, should be excluded if they were not otherwise previously factored into the financial goals:

•	Charges related to management bonus plans;
•

Gains, losses or expenses for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or business or related to a change in accounting principles, all as determined in accordance with applicable standards established by the Accounting Principles Board;

•	Gains, losses or expenses for the fiscal year related to restructuring charges, discontinued operations and fixed asset sales;
•	Gains or losses arising from changes in foreign exchange rates;
•	Non-cash long-lived asset impairment charges;
•	Gains, losses or expenses associated with plant closings;
•	One-time inventory buy-back expenses incurred in connection with the conversion of a customer to a scan-based trading relationship;
•	The unplanned effect of acquisitions and dispositions;
•

The amount by which upfront payments, investments or other expenditures incurred in connection with new or amended retail contracts are in excess of revenue that are generated from such contracts during the fiscal year;

•	The impact of repurchases of the company’s capital stock in the open market or otherwise; and
•	The effect of capital restructuring initiatives.

Performance Measures. The terms (other than the actual performance goals, which vary from year to year, and certain other changes made to the plan) of the fiscal 2009 Key Management Annual Incentive Plan for our named executive officers are generally the same as the terms of the Key Management Annual Incentive Plan that was in effect for fiscal 2008. Under the plan, incentives are awarded to our named executive officers based on three components: (1) corporate performance (weighted at 30%), (2) business unit performance (weighted at 50%), and (3) individual performance (weighted at 20%). To further focus our executives on achieving the corporate and business unit goals, for fiscal 2009 the Compensation Committee increased the weighting for executive officers of the business unit performance component from 40% in fiscal 2008 to 50% in fiscal 2009 and decreased the weighting of the individual performance component from 30% in fiscal 2008 to 20% in fiscal 2009.

For the named executive officers:

•	the corporate component is based on performance compared to an earnings per share (Corporate EPS) goal, as adjusted by achievement against a revenue goal;
•

the business unit component is based on performance compared to a consolidated corporate earnings before interest and taxes (Corporate EBIT) goal, after adjustments for variations in net capital employed compared to the financial plan, with a charge/credit at the weighted average cost of capital; and

•

the individual component is generally based on the officer’s individual performance compared to performance goals and objectives that are designed to ensure the achievement of the business unit and corporate goals, as well as any longer-term strategic initiatives.

The measure for performance under the corporate component of our Key Management Annual Incentive Plan is earnings per share, or Corporate EPS. Because of its direct correlation to the interests of our shareholders, we believe an EPS goal is a good measure of overall management performance. We measure Corporate EPS at the end of the fiscal year. It is calculated as the annual corporate net income divided by the planned total number of shares outstanding as calculated on a fully diluted basis, adjusted for any shares repurchased during the fiscal year. To provide an incentive for the profitable growth of corporate revenue, the Corporate EPS performance measure also incorporates a revenue component that provides that even if the Corporate EPS goal is attained, the payout will be increased or decreased based on whether the company achieves certain revenue growth goals. However, even if the revenue goal is attained, if the Corporate EPS goal is not achieved, there will be no payout under the Corporate EPS goal. For fiscal 2009, the Corporate EPS goal was $1.83 per share and the revenue goal was $1,861.4 million.

The performance measure under the business unit component of the Key Management Annual Incentive Plan for our named executive officers is consolidated corporate earnings before interest and taxes, or Corporate EBIT. We believe Corporate EBIT is a good way to measure the operating performance of our business as a whole, and is a measure that also is in the direct interest of our shareholders. In determining performance against the Corporate EBIT goal, we adjust the performance to reflect any variance from the planned net capital employed. We believe it is important to include such an adjustment for net capital employed because it ensures an appropriate emphasis on balance sheet management. In addition, the Corporate EBIT goal is measured on a pre-tax basis because (1) we believe a pre-tax measure more accurately reflects actual operating performance; (2) despite planning efforts, tax payments and refunds can be somewhat unpredictable; as a result, including tax as an operating metric can lead to wide swings in performance relative to goal; and (3) not all of our executives are in a position to control variables that impact operating profit on an after-tax basis. The Corporate EBIT goal for fiscal 2009 was $160.2 million.

For our named executive officers, other than the Chief Executive Officer, the President and Chief Operating Officer and the Chairman, the individual performance component is based on both the executive’s accomplishment of specific goals and objectives, and a comparison of the executive’s performance with that of other executive officers. The performance of the Chief Executive Officer and President and Chief Operating Officer is evaluated based on the achievement of our corporate and business unit goals, and their achievement of their individual goals and objectives. There are no specific individual performance goals for the Chairman, whose performance is evaluated based on our achievement of the corporate and business unit goals, although the Committee retains the discretion to decrease the amount of compensation that the Chairman may receive under the Key Management Annual Incentive Plan. The fiscal 2009 goals for the named executive officers are described above under the heading “Base Salaries.”

Target Incentive and Calculation of Awards. The Key Management Annual Incentive Plan target award levels, as a percentage of base salary, for executive officers of American Greetings are listed below. We target these incentives at the median of the market data.

Position	Target Incentive
Chairman	50%
Chief Executive Officer	100%*
President and Chief Operating Officer	90%*
Senior Vice President (Executive Officer)	80%
Senior Vice President	70%
Vice President Level	60-70%

*	As discussed below, the target cash incentive that can actually be earned by Messrs. Zev and Jeffrey Weiss is 50% and 45%, respectively. In lieu of the remaining portion, each of Messrs. Zev and Jeffrey Weiss may earn up to 34,208 and 25,656 Class B performance shares, respectively.

The target incentive level is 80% for Mr. Goulder, 50% for Mr. Morry Weiss, and 70% for Mr. Smith. The target incentive level is higher for Mr. Goulder, as he is classified as a Senior Vice President (Executive Officer) to recognize his contributions as a significant advisor to the Chief Executive Officer and the President and Chief Operating Officer, as well as his significant responsibilities and resulting ability to impact the long-term strategic direction and success of our business.

Under the Key Management Annual Incentive Plan, an incentive equal to a multiple of the executive officer’s target incentive percentage will be paid depending on the level of performance achieved compared to the performance measures described above. The maximum bonus opportunity is 200% of the target incentive award. To earn this maximum, both the entire corporation and the business unit must achieve 125% of their financial goals, and the executive officer must exceed his individual goals. If any of these thresholds is not met, the incentive payable will vary depending on the performance under each performance component. If exactly 100% of each of the corporate and business unit performance goals is met, and the officer is determined to have generally met his or her individual performance goals, 100% of the target incentive is earned. However, if the percentage of financial goal actually achieved for either the business unit component or the corporate component falls more than 10% below the goal, there are no earnings under that particular component. If both corporate performance and the participant’s business unit performance is not at least at 90% of the financial goals, no incentive compensation is earned for either the corporate or business unit component, and no incentive is earned for the individual performance component unless the executive officer is determined to have exceeded his individual performance goals. To retain and reward top performers, the plan provides that if the executive officer exceeds his individual performance goals, then notwithstanding the failure to meet corporate and business unit performance goals, one-half of the individual performance component of the incentive will be earned.

Except for incentive compensation earned by the Chief Executive Officer and the President and Chief Operating Officer, incentive compensation earned by executive officers under the Key Management Annual Incentive Plan is paid entirely in cash. To align a portion of the performance-based incentive compensation for Messrs. Zev and Jeffrey Weiss more closely with the long-term interests of our shareholders, at the beginning of fiscal 2004, the Compensation Committee established a multi-year program under which, in each of the five fiscal years ending in fiscal 2008, one-half of any incentive compensation earned by the Chief Executive Officer and President and Chief Operating Officer under the Key Management Annual Incentive Plan will be paid in our Class B common shares. As a result, for up to the target incentive award levels that may be earned under the Key Management Annual Incentive Plan, Messrs. Zev and Jeffrey Weiss are each eligible to receive the following amounts: (1) cash in an amount equal to one-half of the incentive compensation earned under the Key Management Annual Incentive Plan and (2) up to 34,208 Class B common shares in the case of Mr. Zev Weiss and up to 25,656 Class B common shares in the case of Mr. Jeffrey Weiss. The number of shares actually earned is equal to the percentage of his target incentive award, if any, that he achieves under the Key Management Annual Incentive Plan for fiscal 2009. If they earn a portion but less than 100% of the shares, they will forfeit the remaining portion of the shares not earned in that year. Under the program, if an incentive is not earned under the Key Management Annual Incentive Plan in up to two of the five fiscal years ending in fiscal 2008, the officers have the ability to earn these shares in fiscal 2009 or fiscal 2010. As a result, because Messrs. Zev and Jeffrey Weiss did not earn an incentive under the Key Management Annual Incentive Plan in fiscal 2004, as part of and to implement the final year of this program, on April 22, 2008, we granted 34,208 performance shares to Mr. Zev Weiss and 25,656 performance shares to Mr. Jeffrey Weiss that could be earned based on fiscal 2009 performance; provided, however, in accordance with the program, if Messrs. Zev and Jeffrey Weiss do not earn any performance shares in fiscal 2009 (which, as described below, they did not), they can earn these shares in fiscal 2010 based on the percentage of the target incentive award they achieve under the Key Management Annual Incentive Plan for fiscal 2010.

The maximum number of Class B common shares that can be earned in a fiscal year was determined by dividing the dollar value of one-half of the incentive compensation earned, at their base salaries in effect on March 3, 2003, (not to exceed 100% of the target incentive) by the closing price of our Class A common shares as of March 3, 2003, discounted by one-third, which equates to $8.77 per share. The Compensation Committee determined that it was appropriate to base the number of shares received on a discount to the then actual trading price because (a) Messrs. Zev and Jeffrey Weiss are not eligible to receive more than the target number of shares even if performance exceeds 100% of the target incentive (thus forfeiting potential compensation upside if performance exceeds 100% of the target incentive) and (b) if the stock price declined further than the price on March 3, 2003, the value of any shares received would be less than the dollar value of one-half of the incentive compensation earned. Under this formula, if we exceed our Corporate EPS and Corporate EBIT performance goals, Messrs. Zev and Jeffrey Weiss are entitled to receive cash in an amount equal to more than one-half of the incentive compensation earned, with the level of earning based on the actual payout levels, based on performance compared to financial goals; however, they only receive the number of performance shares calculated as described above (which is based on achieving 100% of the target incentive).

Awards to Named Officers Generally. For fiscal 2009, American Greetings performed below the 90% threshold of the Corporate EBIT and Corporate EPS goals under the Key Management Annual Incentive Plan. As a result, in accordance with the plan, none of the named executive officers earned an incentive under either the corporate or business unit performance measure of the Key Management Annual Incentive Plan and neither Zev nor Jeffrey Weiss earned any performance shares during fiscal 2009. In addition, as described above under the heading “Base Salaries,” only Mr. Smith was determined to have exceeded his individual performance objectives. As a result, only Mr. Smith received a payout under the individual performance component of the Key Management Annual Incentive Plan, which amount is reflected in the Summary Compensation Table included in the “Information Concerning Executive Officers” section below.

Long-Term Incentive Compensation

Our long-term incentive compensation program has consisted primarily of stock options. These awards are consistent with our pay for performance principles because stock options: align the interests of executives with those of the shareholders; foster employee stock ownership; reflect the market’s assessment of our level of goal achievement; and focus the management team on increasing value for the shareholders. In addition, stock options are inherently performance based in that all the value received by the recipient from a stock option is based on the growth of the stock price above the option price. We also use stock options as our long-term incentive vehicle because we believe that stock options help to provide a balance between long-term and short-term awards in our total compensation package. The Key Management Annual Incentive Plan focuses on the achievement of annual performance targets, while the two year vesting for stock options (and three years for the Chief Executive Officer and President and Chief Operating Officer) creates incentive for increases in shareholder value over a longer term. Finally, we believe that the vesting period encourages ongoing executive retention and the preservation of shareholder value. While the 2007 Omnibus Incentive Compensation Plan allows for other forms of equity compensation, the Compensation Committee and management believe that stock options as the primary vehicle to provide long-term incentive compensation to our executive officers is appropriate. However, as described below under “Performance Shares,” subject to shareholder approval of the amendment to the 2007 Omnibus Incentive Compensation Plan contemplated by Proposal Two, on April 17, 2009 the Committee approved a performance share award program. In addition, other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves. The Compensation Committee reviews and approves the amount of each award to be granted to each executive officer.

Stock Options

Grant Terms. Stock option awards provide our executive officers with the right to purchase our common shares at a fixed exercise price for a period of up to ten years. Stock options are earned on the basis of continued service to us and generally vest in equal increments over two years following the date of grant. To further align their interests with those of our shareholders, options granted to our Chief Executive Officer and President and Chief Operating Officer vest in approximately equal increments over three years following the date of grant. In addition, to align their interests with those of our shareholders, from time to time we grant our executive officers options with vesting provisions that accelerate if our share price reaches specified levels. Please refer to the section below entitled “Potential Payments Upon Termination or Change in Control” for a discussion of the change in control provisions related to stock options. Historically, all of the options we have granted have included option reload rights. Option reload rights provide for the automatic grant of additional stock options upon the exercise of stock options using then-owned common shares or other awards. Option reload rights were provided as a means to provide an additional opportunity for our executives to increase their equity ownership in American Greetings. Commencing with grants made in fiscal 2008, we discontinued granting options with reload rights. In addition, the 2007 Omnibus Incentive Compensation Plan approved by our shareholders at the 2007 Annual Meeting of Shareholders prohibits the provision of reload rights.

Grant Timing. Our named executive officers and other executive officers receive an initial grant of stock options when joining the company or when being promoted into a position eligible for such grants. Thereafter, our executive officers and other employees are eligible to receive annual awards of stock options as well as awards in connection with promotions to higher level positions. During fiscal 2009, the exercise price of each stock option granted was based on the fair market value of our common shares on the grant date. The Compensation Committee adopted a stock option grant policy designed to ensure that stock options are granted at such times after we have publicly released our quarterly or annual financial information. Under the policy, the date of grant for annual stock option awards will be the second trading day (a day that the New York Stock Exchange is open for trading) following the filing of our Annual Report on Form 10-K. The date of grant for an individual newly hired or promoted into an eligible position is based on the month of hire or promotion, and is either granted with the annual stock option grant or on the second trading day following a quarterly earnings release.

Generally, we do not consider an executive officer’s stock holdings or previous stock option grants in determining the number of stock options to be granted. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation. We do not have any requirement that executive officers hold a specific amount of our common shares or stock options.

While the majority of stock option awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make stock option awards to executive officers at other times, including to reward executive officers for exceptional performance, for retention purposes or for other circumstances recommended by management to the Compensation Committee. The exercise price of any such grant is the closing price of our common shares on the grant date.

Grants to the Named Executive Officers. Like our other pay components, long-term equity incentive award grants are determined based on an analysis of competitive market levels. The number of options granted depends upon the level of the position and level of individual performance achieved by the executive, based on the executive’s achievement of individual goals and objectives in the prior fiscal year. Senior Vice Presidents, including the named executive officers who are Senior Vice Presidents, annually receive a target amount of options to purchase an aggregate of 22,000 Class A common shares or 35,000 Class A common shares, depending on their level of responsibility. These actual grant sizes may be increased or decreased based on individual performance. An executive, including a named executive officer, who has not achieved his or her individual performance goals is eligible for a grant of stock options ranging from 0% to 100% of the target grant size for his or her position for that fiscal year. An executive, other than the Chairman, Chief Executive Officer and President and Chief Operating Officer, who is determined to have exceeded his or her individual performance goals is eligible for a grant of stock options of either 115% or 125% of the target grant size for his or her position. The Chairman, Chief Executive Officer and President and Chief Operating Officer are not eligible to receive a stock option grant at more than 100% of the target grant size for their respective positions, regardless of their exceeding any individual performance goals.

The target option grant level for Messrs. Goulder and Smith is 35,000 and 22,000 Class A common shares, respectively. The annual target option grant amount for the Chief Executive Officer, President and Chief Operating Officer and Chairman is set at options to purchase an aggregate of 100,000, 75,000 and 18,000 Class B common shares, respectively.

The Compensation Committee set the target grant size for certain of its Senior Vice Presidents in December 2003 at options to purchase 22,000 Class A common shares. With the assistance of Mercer, the Compensation

Committee determined that this grant size was appropriate based on the median value of options granted to comparable positions in the marketplace, consistent with our philosophy of targeting compensation at the median of the competitive data. Classified as a Senior Vice President (Executive Officer), the target grant size for Mr. Goulder was set at options to purchase 35,000 Class A common shares to recognize his contributions as a significant advisor to the Chief Executive Officer and the President and Chief Operating Officer, as well as his significant responsibilities and resulting ability to impact the long-term strategic direction and success of our business. With respect to the options granted to our Chief Executive Officer, President and Chief Operating Officer, and Chairman, the target grant size was set in connection with their appointments to their current positions in 2003. As described above under “Base Salaries – Named Executive Officers,” in fiscal 2007 the Committee evaluated whether Mr. Morry Weiss’s compensation should be changed and determined that his target stock option grant level should remain fixed at 18,000 Class B common shares, although the Committee retains discretion to lower the amount.

The options granted to the named executive officers in fiscal 2009 were granted in May 2008 and are reflected in the Grants of Plan-Based Awards Table in the “Information Concerning Executive Officers” section below. The size of the award was based on the officer’s target grant size and his individual performance during fiscal 2008. The May 2008 grant size to Mr. Smith was based on Mr. Smith meeting his individual performance goals for fiscal 2008, and the grant size to Mr. Goulder was based on Mr. Goulder meeting or exceeding his individual performance goals for fiscal 2008. Each of Messrs. Morry, Zev, and Jeffrey Weiss’s grant was at the target grant level described above.

The annual option grants to our named executive officers based on fiscal 2009 performance were made on May 1, 2009. Messrs. Morry, Zev and Jeffrey Weiss were granted options to purchase 18,000, 100,000, and 75,000 Class B common shares, respectively, and Messrs. Smith and Goulder were granted options to purchase 25,300 and 35,000 Class A common shares. The size of the grants was based on each individual’s target annual stock option grant size and his individual performance based on the officer’s individual performance assessment described above under the heading “Base Salaries.” Because the options to each of the named executive officers were granted in fiscal 2010, they are not reflected in the Grants of Plan-Based Awards Table below.

Performance Shares

As described above under “Key Management Annual Incentive Plan,” we have also granted performance shares to our Chief Executive Officer and President and Chief Operating Officer, which generally provide that they will receive a portion of their incentive under the Key Management Annual Incentive Plan in shares rather than cash. In addition, subject to shareholder approval of the amendment to the 2007 Omnibus Incentive Compensation Plan contemplated by Proposal Two, on April 17, 2009, the Committee approved a performance share award program. The program, which entitles participants (including the named executive officers) to earn shares during the next two to three fiscal years based on American Greetings’ long-term performance, is described in Proposal Two under “New Omnibus Incentive Plan Benefits.”

Benefits

To offer competitive compensation packages, we provide our executive officers a Supplemental Executive Retirement Plan, a Retirement Profit Sharing and Savings Plan, and an Executive Deferred Compensation Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before becoming eligible to receive benefits. Although all of our employees meeting the requisite service requirements are entitled to participate in the Retirement Profit Sharing and Savings Plan, for officers at the Vice President level and above, which includes all of the named executive officers, we offer a benefit that permits those officers to contribute more than the statutory maximum ($15,500 for 2008) under the 401(k) savings component of the plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). Similarly, for our executives at the Vice President level and above, which includes our named executive officers, we offer a benefit under which participants in the profit sharing component of the plan will receive an additional profit sharing contribution based on a portion of the executive’s base salary that exceeds the statutory compensation limits. Both of these benefits are intended to enable officers to take full advantage of the ability to earn profit sharing contributions toward the executive’s retirement, and to save on a tax deferred basis and receive matching contributions, notwithstanding the limits imposed by the Internal Revenue Code on compensation that can be taken into account for purposes of determining contributions to a qualified retirement plan, such as our Retirement Profit Sharing and Savings Plan. Due to the company’s financial performance in fiscal 2009, we did not make a profit sharing contribution or a matching contribution for employees, including the named executive officers, under the Retirement Profit Sharing and Savings Plan.

Officers at the Vice President level and above are also eligible to participate in our Executive Deferred Compensation Plan, where officers are entitled to defer compensation on a tax deferred basis. The cost of the benefit provided under the deferred compensation program is de minimis. Consequently, we generally do not consider the value of the deferred compensation program in calculating the total compensation provided to our named executive officers. These plans are described in more detail in the narrative accompanying the disclosure tables in the “Information Concerning Executive Officers” section below.

Our executive officers also participate in other benefit plans provided by American Greetings including medical, dental and life insurance. Except as described below under “Perquisites and Other Benefits,” their participation is generally on the same terms as that of other employees.

Perquisites and Other Benefits

We provide our executive officers with certain personal benefits and perquisites. The value of personal benefits and perquisites, and the related incremental cost to American Greetings, has historically been de minimis. The primary personal benefits and perquisites for our executive officers are:

•	Company provided car – for both business and personal use, where we also pay the operating costs, including maintenance and insurance.
•

Company products – allowing executive officers to purchase certain company products from our company store for personal use at no cost (all non-officer employees may purchase company products at a significant discount from the retail cost).

•

Executive life insurance – providing the executive officers with a universal life insurance policy of three times their annual base salary, and reimbursing them for the payment of taxes on income attributed to the executive for the value of universal life insurance premiums paid by us. Upon termination of employment, each officer may assume his or her insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy.

•

Accidental death and dismemberment insurance – providing each executive officer with a supplemental accidental death and dismemberment policy of the lesser of (1) three times his or her annual salary or (2) $3 million subject to a minimum of $250,000 for the officer, and in certain instances, $75,000 for the officer’s spouse and $25,000 for each of the officer’s dependent children.

•	Personal liability policy – providing a personal liability policy ranging from $3 million to $5 million for catastrophic coverage in excess of the officer’s personal coverage.

In addition to the personal benefits and perquisites described above, we also pay the membership dues for our Chairman’s membership in a local business dining club. In connection with hiring new executive officers who must be relocated, we provide financial assistance associated with such relocation, including paying for moving expenses as well as for the executive officer’s temporary housing. During fiscal 2009, none of the named executive officers received any such financial assistance. We periodically review the perquisites that our executive officers receive. In connection with this review, during fiscal 2009, we eliminated the personal liability policy described above.

As part of Mr. Morry Weiss’s overall compensation package, American Greetings and the Morry Weiss and Judith S. Weiss 2001 Irrevocable Insurance Trust (the “Trust”) entered into a split dollar life insurance agreement the subject of which was an insurance policy that provided total death benefits of $30 million upon the death of Mr. Morry Weiss, the Chairman of the Board of Directors of American Greetings, and his wife (whichever occurred later), the indirect beneficiaries of which were their children. Under the split dollar life insurance agreement, American Greetings paid a portion of the premium costs of the policy and had a collateral interest in the policy as security for reimbursement of an amount equal to the premiums paid by American Greetings. However, the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”) brought into question whether American Greetings could continue to pay premiums and increase the reimbursement amount with respect to the insurance policy. The Act prohibits new loans between American Greetings and certain individuals, and certain features of the continuing split dollar life insurance arrangement could be characterized as a loan prohibited by the Act. American Greetings did not make premium payments since the enactment of the Act and any additional amount paid with respect to the policy since enactment of the Act were not subject to reimbursement by American Greetings. As a result of the potential limitations imposed by the Act on the continuation of the split dollar life insurance agreement, the split dollar life insurance agreement was terminated on February 16, 2009. In connection with its termination, the Trust paid American Greetings $1,190,913, representing the cash surrender value of the policy.

After receiving legal advice from independent counsel that Mr. Weiss could have contractual claims against the company for early termination of the split dollar life insurance agreement, the Compensation Committee determined it was in the best interests of the company to resolve such claims promptly. When calculating the economic loss Mr. Weiss would suffer as a result of the early termination of the split dollar life insurance agreement, the Compensation Committee took into account a number of factors, including the cost of Mr. Weiss obtaining a comparable life insurance policy, the tax consequences of receiving additional compensation from the company, and the impact of the termination of the split dollar life insurance program on Mr. Weiss’s overall compensation package. After reviewing the entire matter, to compensate Mr. Weiss for relinquishing his rights to the split dollar insurance benefits and to otherwise release the obligations owed by American Greetings to Mr. Morry Weiss under the split dollar life insurance agreement, the Compensation Committee approved paying Mr. Weiss installments of $2,324,155 and $1,178,166, which were paid on February 16, 2009 and April 15, 2009, respectively, and a payment of $1,178,080, which is due on March 6, 2010. The April 15 payment was, and the March 6, 2010 payment is, contingent upon American Greetings’ leverage ratio and interest coverage ratio being within the levels permitted under its Credit Agreement, dated as of April 4, 2006, as amended. If American Greetings was not within the levels as of the last day of the fiscal quarter immediately prior to the April payment date, the amount to be paid on that date would have been payable on the March 6, 2010 payment date. If American Greetings is not within these levels as of February 28, 2010, that payment will be forfeited.

Severance and Change in Control Agreements

We do not offer separate change in control agreements for our officers. However, Mr. Goulder has provisions in his employment agreement that provide for certain compensation and other benefits if he separates employment upon or following a change in control. In addition, when we retained Mr. Smith as our Vice President and Treasurer in April 2003, we agreed to provide him certain severance benefits if terminated by us without cause. We also have a general severance policy under which executive officers are entitled to severance benefits if they are terminated involuntarily. To encourage their retention until completion of, and to reduce distractions associated with, a change in control, and because of the increased risk that they will have to rely on the decisions and management of the acquiring company to earn the benefit to which they were granted following a change in control, any unvested performance shares granted to each of our Chief Executive Officer and our President and Chief Operating Officer vest and are deemed fully earned upon a change in control. These arrangements for our named executive officers are described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control.”

To attract the highest caliber of officers, from time to time we have found it necessary to offer severance arrangements that compensate our officers upon a change in control or their termination by us for reasons other than cause. Additionally, when offering arrangements entitling our officers to compensation upon separation following a change in control, we have considered the nature of the position, the need to fill the position and the ability to attract the senior executive officer. These severance arrangements following a change in control have been structured with a “double trigger,” meaning the severance is only paid if (1) we undergo a transaction that is deemed a change in control and (2) the officer is terminated or constructively terminated. We believe this double trigger requirement maximizes shareholder value because it ensures the officer does not receive an unintended windfall by receiving a severance payment while maintaining his salaried position. We believe these arrangements are reasonable means to protect them in the event of a change in control and align their interests with our shareholders in that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of American Greetings, we believe that these potential change in control and severance benefits are minor.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2009.

The Compensation and Management

Development Committee

Scott S. Cowen (Chairman)	Joseph S. Hardin, Jr.
Jeffrey D. Dunn	Charles A. Ratner

Except for the American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2009 or as expressly set forth by specific reference in any future filing, the foregoing Report of the Compensation and Management Development Committee shall not be incorporated by reference into any previous or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended February 28, 2009. Amounts listed under the “Non-Equity Incentive Plan Compensation” column below were determined by the Compensation Committee at its April 2009 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)		Total ($)

Zev Weiss	2009	$916,986	—	—	$442,924	—		$67,380	$36,518		$1,463,808
Chief Executive Officer	2008	$882,183	—	$779,543	$504,382	$600,414		$4,918	$57,758		$2,829,198
	2007	$790,000	—	$709,626	$678,974	$518,082		$85,145	$46,456		$2,828,283

Stephen J. Smith	2009	$381,334	—	—	$92,045	$26,693		$27,609	$24,569		$552,251
Senior Vice President and	2008	$352,084	—	—	$112,189	$335,479		$13,960	$36,097		$849,808
Chief Financial Officer	2007	$248,208	—	—	$52,458	$205,811	(7)	$14,304	$29,082		$549,863

Morry Weiss (8)	2009	$400,000	—	—	$66,039	—		—	$2,420,184	(9)	$2,886,223
Chairman of the Board

Jeffrey Weiss	2009	$717,767	—	—	$312,690	—		$30,662	$30,352		$1,091,472
President and Chief	2008	$693,550	—	$584,657	$401,158	$424,827		—	$49,519		$2,153,711
Operating Officer	2007	$638,750	—	$532,220	$488,516	$377,003		$90,656	$44,323		$2,171,468

Michael L. Goulder	2009	$473,943	—	—	$159,743	—		$30,662	$26,247		$690,595
Senior Vice President and	2008	$451,375	—	—	$189,707	$599,859		$19,020	$52,066		$1,312,026
Executive Supply Chain	2007	$429,880	—	—	$296,338	$519,846		$34,221	$37,323		$1,317,609
Officer

(1)	The amounts included in this column reflect the base salaries actually paid or earned by the named executive officer during the respective fiscal years. As described in the “Compensation Discussion and Analysis” section, during fiscal 2009, base salaries were increased on May 1, 2008 for the named executive officers. With respect to fiscal 2008, base salaries were increased on May 1, 2007 for the named executive officers; with respect to fiscal 2007, base salaries were increased on May 1, 2006 for the named executive officers other than Messrs. Zev and Jeffrey Weiss, whose base salaries were increased effective June 1, 2006.

(2)	The amounts reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), excluding the impact of estimated forfeitures related to service-based vesting conditions of performance shares that were previously awarded to Messrs. Zev and Jeffrey Weiss. Assumptions used in calculating the amounts are included in footnote 15 to our audited financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each of the named executive officers in the fiscal year as well as prior fiscal years, in accordance with SFAS 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. There were no option forfeitures for the named executive officers in any fiscal year. Assumptions used in calculating amounts for fiscal 2009 are included in footnote 15 to our audited financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	The amounts in this column reflect the cash awards to the named individuals under the Key Management Annual Incentive Plan, which is discussed in further detail in the “Compensation Discussion and Analysis” section under “Key Management Annual Incentive Plan.” Except for Mr. Smith, no awards were granted to the named individuals under the Key Management Annual Incentive Plan for fiscal 2009.

(5)	The amounts in this column reflect the actuarial change in the present value of the named executive officer’s benefits under our Supplemental Executive Retirement Plan during the respective fiscal year. Mr. Morry Weiss’s actuarial change in present value is not reflected in the column because it was a negative number. The amounts include benefits that the named executive officer may not currently be entitled to receive because such amounts are not vested. Other than the Supplemental Executive Retirement Plan, none of the named executive officers participate in any defined benefit or actuarial pension plan. See the “Pension Benefits in Fiscal 2009” section for additional information with respect to fiscal 2009, including the present value assumptions used in this calculation.

(6)	The following table describes each other component of the amount included under the “All Other Compensation” column with respect to fiscal 2009:

Name	Tax Payments (a)	Matching and Profit Sharing Contributions (b)	Maximizer and Restoration Benefits (c)	Value of Life Insurance Premiums (d)	Other Benefits (e)

Zev Weiss	$11,181	$0	$0	$12,655	$12,682

Stephen J. Smith	$6,087	$0	$0	$7,342	$11,140

Morry Weiss	$31,997	$0	$0	$41,940	$2,346,247

Jeffrey Weiss	$9,531	$0	$0	$11,675	$9,146

Michael L. Goulder	$7,103	$0	$0	$9,486	$9,659

(a)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(b)	This column reports (i) company matching contributions with respect to fiscal 2009 to the named executive officer’s 401(k) savings account under our Retirement Profit Sharing and Savings Plan of 40% of the first 6% of pay up to the limitations imposed under the Internal Revenue Code; and (ii) profit sharing contributions with respect to fiscal 2009 under our Retirement Profit Sharing and Savings Plan as a percentage of compensation. The company did not match employee contributions or contribute to employee profit sharing under our Retirement Profit Sharing and Savings Plan for fiscal 2009.

(c)	This column reports the maximizer and restoration benefits contributed by us with respect to fiscal 2009 to the named executive officer’s account under the Executive Deferred Compensation Plan. Refer to the discussion of the maximizer and restoration benefits under the “Nonqualified Deferred Compensation for Fiscal 2009” section. The company did not match employee contributions or contribute to employee profit sharing under our Retirement Profit Sharing and Savings Plan for fiscal 2009.

(d)	This column represents premiums paid by American Greetings with respect to universal life insurance polices for the benefit of the named executive officer. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy.

(e)	This column includes the aggregate incremental cost to American Greetings of the following perquisites or benefits for each named executive officer during the respective fiscal year, none of which individually exceeded the greater of $25,000 or 10% of the total perquisites provided to the named executive officer: the personal use of a company car, purchases of company products at no cost, accidental death and dismemberment insurance, and insurance under a personal liability umbrella policy. From time to time, the named executive officers have used company tickets for sporting events and other entertainment venues with a guest or family member. There was no incremental cost to us for these tickets. Please refer to footnote 9 below for additional information concerning Mr. Morry Weiss.

(7)	The amount of the cash incentive paid to Mr. Smith under the Key Management Annual Incentive Plan included in the “Non-Equity Incentive Plan Compensation” column reflects that for the period from

March 1, 2006 until October 31, 2006, his incentive was calculated based on a target incentive at the Vice President level (60%), and, due to his promotion, thereafter it was calculated at the Senior Vice President level (70%), in each case based on the salary amount actually earned during such periods.

(8)	Mr. Morry Weiss was not a named executive officer in fiscal 2008 or fiscal 2007.

(9)	This amount includes a payment of $2,324,155 made to Mr. Morry Weiss on February 16, 2009 in connection with the early termination of Mr. Morry Weiss’s split dollar life insurance program, the beneficiary of which was a trust established for the benefit of Mr. Morry Weiss’s children (the “Trust”). To compensate Mr. Weiss for relinquishing his rights to the split dollar insurance benefits and to otherwise release the obligations owed by American Greetings to Mr. Morry Weiss under the split dollar life insurance agreement, the Compensation Committee approved paying Mr. Weiss installments of $2,324,155 and $1,178,166, which were paid on February 16, 2009 and April 15, 2009, respectively, and a payment of $1,178,080, which is due on March 6, 2010. The April 15 payment was, and the March 6, 2010 payment is, contingent upon American Greetings’ leverage ratio and interest coverage ratio being within the levels permitted under its Credit Agreement, dated as of April 4, 2006, as amended. If American Greetings was not within the levels as of the last day of the fiscal quarter immediately prior to the April payment date, the amount to be paid on that date would have been payable on the March 6, 2010 payment date. If American Greetings is not in within these levels as of February 28, 2010, the March 6, 2010 payment will be forfeited. The termination of the split dollar life insurance program and the payments to be made to Mr. Morry Weiss are discussed in further detail in the “Compensation Discussion and Analysis” section under “Perquisites and Other Benefits.”

Grants of Plan-Based Awards in Fiscal 2009

The table below provides the following information about equity and non-equity awards granted to the named executive officers in fiscal 2009: (1) the grant date; (2) the date the grant was approved by our Compensation Committee; (3) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under our Key Management Annual Incentive Plan for the fiscal 2009 performance period; (4) the estimated future payouts under equity incentive plan awards, which consist of potential payouts under performance share awards; (5) all other option awards, which consist of the number of shares underlying stock options awarded to the named executive officers; (6) the exercise price of the stock option awards, which reflects the closing price of American Greetings’ stock on the date of grant; and (7) the grant date fair value of each equity award computed under SFAS 123(R).

Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Zev Weiss	4/22/08	4/22/08				3,420	34,208	34,208				$628,637
	N/A	—	$45,849	$458,493	$916,986
	5/1/08	4/22/08								100,000	$18.12	$324,555

Stephen J. Smith	N/A	—	$26,693	$266,934	$533,868
	5/1/08	4/22/08								22,000	$18.12	$69,002

Morry Weiss	N/A	—	N/A	$200,000	$400,000
	5/1/08	4/22/08								18,000	$18.12	$56,456

Jeffrey Weiss	4/22/08	4/22/08				2,566	25,656	25,656				$471,478
	NA	—	$32,299	$332,995	$645,990
	5/1/08	4/22/08								75,000	$18.12	$243,413

Michael L. Goulder	N/A	—	$37,915	$379,155	$758,309
	5/1/08	4/22/08								43,750	$18.12	$137,220

(1)	Reflects the date on which the option awards and performance share awards were approved by the Compensation Committee. The May 1, 2008 annual stock option grant was set in advance to follow the filing of our Annual Report on Form 10-K. For a description of the stock option grant policy, refer to the description of our option grant program in the “Compensation Discussion and Analysis” section under “Long-Term Incentive Compensation.”

(2)	These columns show the potential value of the payout for each named executive officer under our Key Management Annual Incentive Plan at threshold, target and maximum levels. The award levels are based on a percentage of the individual’s actual base salary earned during fiscal 2009. Except as otherwise described below as to Mr. Morry Weiss, in accordance with the terms of the Key Management Annual Incentive Plan, we have assumed (a) the threshold award amount will be earned if the business unit and corporate performance measures are not achieved at 90% of the financial goals but the individual’s performance exceeds his performance goals; (b) the target award amount will be earned if the business unit and corporate performance measures are achieved at 100% of the financial goals and the individual meets his performance goals; and (c) the maximum award amount will be earned if the business unit and corporate performance measures are achieved at 125% and the individual exceeds his performance goals. Mr. Morry Weiss’s individual performance is evaluated based on our achievement of the corporate and business unit goals. As such, the amounts set forth above assume that as to the individual component under the Key Management Annual Incentive Plan, Mr. Weiss will be credited with the maximum and target amounts if the business unit and corporate measures are achieved at 125% and 100% of the financial goals, respectively, and that he will not receive any amounts if the business unit and corporate measures are achieved at less than 90% of the financial goals. The amounts actually paid for fiscal 2009 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. As described in the “Compensation Discussion and Analysis” section, the total cash incentive that each of Messrs. Zev and Jeffrey Weiss may receive upon achievement of the performance goals was reduced by half and, in lieu thereof, each of Messrs. Zev and Jeffrey Weiss may earn up to 34,208 and 25,656 performance shares, respectively, upon the achievement of such performance goals. The Key Management Annual Incentive Plan, including the target levels, business measurements, and performance goals, is described in the “Compensation Discussion and Analysis” section under “Key Management Annual Incentive Plan.”

(3)	On April 22, 2008, each of Messrs. Zev and Jeffrey Weiss were granted 34,208 and 25,656 performance shares, respectively, that may be earned upon the achievement of the performance goals set forth under the Key Management Annual Incentive Plan, as described in Footnote 2 above and in the “Compensation Discussion and Analysis” section under “Key Management Annual Incentive Plan.” These columns show the potential number of performance shares that may for earned by each named executive officer if the threshold, target or maximum goals are satisfied for all of the performance measures. The number of shares actually earned is equal to the percentage of his target incentive award, if any, that the officer achieves under the Key Management Annual Incentive Plan. No amounts were earned in fiscal 2009.

(4)	The amounts in this column reflect the annual stock option grant made to each named executive officer. The grants to Messrs. Zev and Jeffrey Weiss will vest in approximately equal increments on each of the first, second and third anniversary dates of grant. Messrs. Smith and Goulder received options to purchase Class A common shares, vesting in equal amounts on each of the first and second anniversaries of the date of grant. All options have an exercise price equal to the closing market price of the Class A common shares on the date of grant. The annual stock option grants are described in the “Compensation Discussion and Analysis” section under “Long-Term Incentive Compensation.”

(5)	This column shows the full grant date fair value of stock options and performance shares under SFAS 123(R) granted to named executive officers in fiscal 2009. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s performance and vesting schedule, as applicable. Assumptions used in calculating these amounts are included in footnote 15 to our audited financial statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Employment Agreements

We have entered into agreements with each of our named executive officers, except Mr. Morry Weiss. In addition to the matters described below, each of these agreements provide for certain compensation to be paid to the named executive officer following the termination of his employment under certain circumstances. A description of these provisions is contained in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Zev Weiss’s employment agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Zev Weiss’s base salary as of February 28, 2009 was $921,459. Mr. Stephen Smith’s employment agreement, dated August 14, 2003, provides for an annual base salary of not less than $175,000 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Smith’s base salary as of February 28, 2009 was $386,100. Mr. Jeffrey Weiss’s employment agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Jeffrey Weiss’s base salary as of February 28, 2009 was $721,268. Under the terms of their agreements, each of Messrs. Zev and Jeffrey Weiss and Mr. Smith agreed, after leaving American Greetings for any reason, that he will not work, directly or indirectly, for any of our competitors in the United States or Canada for a period of twelve months. The agreements also contain customary confidentiality provisions.

Mr. Michael Goulder’s agreement, dated October 17, 2002, provides for an annual base salary of at least $330,000, which salary may be increased based on Mr. Goulder’s performance. Mr. Goulder’s base salary as of February 28, 2009 was $477,735. During his employment, he will be entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level; our stock option plan at the Senior Vice President level with at least 10,000 options to be granted annually; our flexible benefits program; and the Retirement Profit Sharing and Savings Plan. Mr. Goulder is also entitled to receive other benefits normally provided to other Senior Vice Presidents including use of a company car.

The benefits that the named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments Upon Termination or Change in Control.” A description of the terms of stock options and performance shares awarded to our named executive officers is included in the “Compensation Discussion and Analysis” section.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of February 28, 2009. This table includes unexercised and unvested stock option awards and unvested performance shares with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each unvested grant is shown in the footnotes to this table, based on the option or stock award grant date. Except as otherwise noted, the options represent options to purchase our Class A common shares. The market value of the stock awards is based on the closing market price of American Greetings’ Class A common shares as of February 27, 2009, the last trading day of our fiscal year, which was $3.73. The performance shares are subject to specified performance objectives over the performance period. The market value as of February 27, 2009, shown below, assumes the satisfaction of these objectives.

Outstanding Equity Awards Table

	Option Awards								Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)			(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)		(j)
Zev Weiss	3/1/1999		12,000				$23.56	3/1/09	4/22/2008			3,420	(7)	$12,757
	3/3/2003		33,334				$13.15	3/3/13
	4/2/2004		7,081				$22.26	4/4/11
	4/2/2004	(1)	5,694				$22.26	4/4/11
	5/3/2004	(1)	66,666				$20.51	5/3/14
	5/16/2005	(1)	100,000				$24.73	5/16/15
	7/5/2005	(1)	25,473				$26.84	5/3/14
	5/15/2006	(1)	66,667	33,333	(2)		$22.65	5/15/16
	6/22/2007	(1)	34,000	66,000	(3)		$25.57	5/2/17
	5/1/2008	(1)		100,000	(4)		$18.12	5/1/18

Stephen J. Smith	4/28/2003		7,000				$14.45	4/28/13
	5/3/2004		7,700				$20.51	5/3/14
	5/16/2005		8,750				$24.73	5/16/15
	12/26/2006		15,000				$23.98	12/26/16
	5/15/2006		8,050				$22.65	5/15/16
	5/2/2007		11,000	11,000	(5)		$25.57	5/2/17
	5/1/2008			22,000	(6)		$18.12	5/1/18

Morry Weiss	3/1/1999		54,000				$23.56	3/1/09
	3/1/2002		18,000				$14.00	3/1/12
	3/3/2003		18,000				$13.15	3/3/13
	4/2/2004		19,310				$22.26	4/2/14
	4/2/2004	(1)	52,655				$22.26	4/2/14
	5/3/2004	(1)	18,000				$20.51	5/3/14
	5/16/2005	(1)	18,000				$24.73	5/16/15
	5/15/2006	(1)	18,000				$22.65	5/15/16
	5/2/2007	(1)	9,000	9,000	(5)		$25.57	5/2/17
	5/1/2008	(1)		18,000	(6)		$18.12	5/1/18

Jeffrey Weiss	3/1/1999		30,000				$23.56	3/1/09	4/22/2008			2,566	(7)	$9,571
	3/3/2003		25,000				$13.15	3/3/13
	4/2/2004	(1)	5,215				$22.26	4/4/11
	5/3/2004	(1)	61,500				$20.51	5/3/14
	5/16/2005	(1)	75,000				$24.73	5/16/15
	7/5/2005	(1)	10,317				$26.84	5/3/14
	5/15/2006	(1)	50,000	25,000	(2)		$22.65	5/15/16
	5/2/2007	(1)	25,500	49,500	(3)		$25.57	5/2/17
	5/1/2008	(1)		75,000	(4)		$18.12	5/1/18

Michael L. Goulder	5/3/2004		22,000				$20.51	5/3/14
	7/26/2004		13,000				$22.82	7/26/14
	5/16/2005		43,750				$24.73	5/16/15
	5/15/2006		40,250				$22.65	5/15/16
	5/2/2007		21,875	21,875	(5)		$25.57	5/2/17
	5/1/2008			43,750	(6)		$18.12	5/1/18

(1)	Represents options to purchase Class B common shares.

(2)	These options vest on the third anniversary date of grant.

(3)	50% of these options will vest on each of the second and third anniversary dates of grant.

(4)	These options vest in approximately equal increments on the first, second and third anniversary dates of grant.

(5)	These options will vest on the second anniversary date of grant.

(6)	50% of these options vest on each of the first and second anniversary dates of grant.

(7)	As of February 28, 2009, each of Messrs. Zev and Jeffrey Weiss had 34,208 and 25,656 unearned performance shares, respectively, which are subject to specified performance goals over the performance period. The number of shares, together with the market value as of February 27, 2009, the last trading day of our fiscal year, shown above, assumes the satisfaction of the goals at the threshold level. Further detail on the performance share awards is included in the “Compensation Discussion and Analysis” section under “Key Management Annual Incentive Plan.”

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information for the named executive officers regarding option exercises and vesting of stock during fiscal 2009, together with the associated value realized, each before payment of any applicable withholding tax.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Zev Weiss	—	—	62,959	(1)	$1,170,892	(1)

Stephen J. Smith	—	—	—		—

Morry Weiss	—	—	—		—

Jeffrey Weiss	—	—	47,085	(2)	$875,627	(2)

Michael L. Goulder	—	—	—		—

(1)	Includes (a) 28,751 restricted Class B common shares that were awarded in fiscal 2005 and fully vested on May 12, 2008 and (b) 34,208 Class B performance shares that were earned by Mr. Zev Weiss on April 22, 2008 relating to fiscal 2008 performance. Mr. Weiss elected to defer receipt of all of the Class B performance shares under our Executive Deferred Compensation Plan. During the deferral period, Mr. Weiss will be credited with dividend equivalents in the form of Class B common shares and at the end of the deferral period, Mr. Weiss will only be entitled to receive the shares, together with any dividend equivalents issued with respect thereto.

(2)	Includes (a) 21,429 restricted Class B common shares that were awarded in fiscal 2005 and fully vested on May 12, 2008 and (b) 25,656 Class B performance shares that were earned by Mr. Jeffrey Weiss on April 22, 2008 relating to fiscal 2008 performance. Mr. Weiss elected to defer receipt of all of the Class B performance shares under our Executive Deferred Compensation Plan. During the deferral period, Mr. Weiss will be credited with dividend equivalents in the form of Class B common shares and at the end of the deferral period, Mr. Weiss will only be entitled to receive the shares, together with any dividend equivalents issued with respect thereto.

Pension Benefits in Fiscal 2009

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Supplemental Executive Retirement Plan based on the assumptions described in footnote one.

The Supplemental Executive Retirement Plan provides retirement benefits to officers at the Vice President level and above named as participants by the Board, which currently includes the named executive officers and all of our other executive officers. As of February 28, 2009, there were 28 actively employed participants in the

Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before a participant is eligible to receive benefits. Accordingly, to have a vested benefit in the Supplemental Executive Retirement Plan, a participant must have at least ten years of service with us, five of which must be as a participant in the plan.

A Supplemental Executive Retirement Plan participant with a vested benefit who retires at 65, which is considered normal retirement, will receive 1% of final average compensation for each year of service with us, up to a maximum of 20%. Therefore, a participant who retires at age 65 with 20 years of service (at least five of which are as a participant) will receive 20% of final average compensation annually for life. Participants with a vested benefit who terminate service with us after attaining the age of 55 receive that benefit prior to 65; however, benefits received prior to age 65 are reduced by .24% for each month prior to age 65. A participant with a vested benefit will receive benefits upon attaining the age of 55 if the participant separates from American Greetings prior to age 55 but after his or her 45th birthday, and he or she (1) is unilaterally terminated by American Greetings; (2) is among a class of executives who are no longer eligible to participate in the Supplemental Executive Retirement Plan; (3) is demoted to a class not eligible to participate in the Supplemental Executive Retirement Plan; or (4) separates after a change in control of American Greetings occurs. Final average compensation under the Supplemental Executive Retirement Plan is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as actual annual base salary paid to the participant (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purposes of determining pensionable bonus, the current covered compensation under the Supplemental Executive Retirement Plan for purposes of the calculations set forth in the table below for Messrs. Zev Weiss, Stephen Smith, Morry Weiss, Jeffrey Weiss and Michael Goulder were $1,382,188, $521,236, $500,000, $1,045,838 and $668,829, respectively. Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the Supplemental Executive Retirement Plan to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments.

Of the named executive officers, only Mr. Morry Weiss is eligible to retire with a fully vested benefit in the Supplemental Executive Retirement Plan as of February 28, 2009. We do not have a policy for granting extra pension service but may do so based on individual situations on rare occasions.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Zev Weiss	Supplemental Executive Retirement Plan	17	$521,580	—
Stephen J. Smith	Supplemental Executive Retirement Plan	6	$79,866	—
Morry Weiss	Supplemental Executive Retirement Plan	48	$1,956,199	—
Jeffrey Weiss	Supplemental Executive Retirement Plan	21	$564,312	—
Michael L. Goulder	Supplemental Executive Retirement Plan	6	$147,302	—

(1)	The accumulated benefit is based on service and compensation, as described above, considered by the plan for the period through February 28, 2009. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in footnote 12 to our audited financial statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009.

Nonqualified Deferred Compensation for Fiscal 2009

Officers at the Vice President level and above, including the named executive officers, may participate in our Executive Deferred Compensation Plan and defer all or a portion of their base salary and any cash incentive that they receive under the Key Management Annual Incentive Plan. In addition, the Internal Revenue Service places a limit on the compensation that can be used for contributions to a qualified retirement plan such as the 401(k) component of our Retirement Profit Sharing and Savings Plan. As a result, officers at the Vice President level and above, including the named executive officers, are permitted to contribute more than the statutory maximum ($15,500 for 2008) under the 401(k) component of our Retirement Profit Sharing and Savings Plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). We refer to these contributions in excess of the statutory maximum and the associated company match as the “maximizer benefit.” Similarly, our executives at the Vice President level and above, which includes our named executive officers, receive an additional profit sharing contribution, based on that portion of the executive’s base salary that exceeds the statutory compensation limits ($230,000 for 2008), which we refer to as the “restoration benefit.” The restoration benefit is calculated by determining the amount of profit sharing contributions made to all employees, expressed as a percentage of compensation, and multiplying that by a portion of the executive’s compensation in excess of the compensation limit imposed by the profit sharing plan. Any maximizer benefit or restoration benefit is credited to the officer’s account in the Executive Deferred Compensation Plan. Any such compensation that is deferred into the Executive Deferred Compensation Plan is credited to the officer’s account and invested at the officer’s direction in one or more of the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. The named executive officer’s earnings and account balance reflected below with respect to such deferred cash compensation is based on the return on the mutual funds in which the officer is invested.

Under our Omnibus Incentive Plan and our Executive Deferred Compensation Plan, executives may defer all or a portion of earned and vested equity awards. Any such equity awards that are deferred must be held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the officer in the form of shares at the end of their deferral period. The named executive officer’s earnings and account balance reflected below with respect to deferred American Greetings shares are based on the annual return on such shares and the value of such shares as of February 28, 2009.

The payment of a named executive officer’s benefits under our Executive Deferred Compensation Plan will begin within thirty days after the earlier of:

•	the expiration of the deferral period provided under the named executive officer’s deferral;
•	the date that he incurs an unforeseeable emergency;
•	the date that he terminates service with us for any reason;
•	the date his service is terminated by us for any reason other than cause; or
•

the date that he incurs a separation from service as defined by Section 409A of the Internal Revenue Code, which means an officer’s termination from employment with us as a result of the officer’s death, permanent and total disability, retirement or other such termination of employment.

If the named executive officer is terminated by us for cause, no benefits will be payable to the named executive officer other than amounts representing negotiated contributions as determined under the agreement that is in effect for each plan year and earnings thereon. If a named executive officer incurs an unforeseeable emergency, the early withdrawal of benefits is limited to the amount necessary to meet the emergency. In the case of any distribution payable as a result of a separation from service by a named executive officer, the distribution will begin no earlier than six months from the date of the separation from service, or if earlier, the date of the named executive officer’s death, all in accordance with Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
Zev Weiss	$682,732	(3)	$16,576	$(1,633,181)	—	$622,579

Stephen J. Smith	$13,514	(4)	$6,552	$(15,075)	—	$23,125

Morry Weiss	$0		$2,262	$(80,247)	—	$116,815

Jeffrey Weiss	$508,098	(3)	$12,066	$(1,282,685)	—	$427,794

Michael L. Goulder	$11,943	(4)	$6,802	$(27,052)	—	$72,366

(1)	Reflects the maximizer and restoration benefits contributions made by us and credited to the accounts of the named executive officers in fiscal 2009. As discussed in footnote 6(c) to the Summary Compensation Table, the company will not be making any maximizer or restoration benefit contributions for fiscal 2009 and, therefore, no amounts are expected to be credited in fiscal 2010.

(2)	Reflects earnings or losses on each type of deferred compensation listed above. The earnings are calculated based on (a) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2009, less (b) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 29, 2008. No portion of these earnings was included in the Summary Compensation Table because there were no “above-market” or preferential earnings as defined in applicable rules of the Securities and Exchange Commission.

(3)	Of the amount reported, includes 34,208 and 25,656 Class B common shares in which each of Messrs. Zev and Jeffrey Weiss vested in fiscal 2009, respectively. These amounts are included in the table in the “Option Exercises and Stock Vested in Fiscal 2009” section, but were awarded based on prior year performance. The remainder of the amount reported represents $41,331 and $27,047 for each of Messrs. Zev and Jeffrey Weiss, respectively, relating to their employee contributions under the maximizer benefit, which are included in the “Salary” column of the Summary Compensation Table.

(4)	Represents employee contributions under the maximizer benefit, which is included in the “Salary” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We do not offer separate change in control agreements for our officers. However, we provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment and upon a change in control, as described below. These benefits are in addition to benefits generally available to all salaried employees. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Internal Revenue Code, including, in the case of an officer who is a Specified Employee as defined under Section 409A (which generally includes our fifty highest paid officers), the delay of payments until six months following the date of separation.

Employment Agreements. Pursuant to their employment agreements, dated May 1, 1997 and June 1, 1991, respectively, if each of Messrs. Zev or Jeffrey Weiss, as applicable, is terminated by us for any reason other than a gross violation of his obligations to us, we must pay him a continuing salary at a rate of the highest base salary paid to him during the preceding six months for a period equivalent to one-half month for each year of his employment with us, but in no event will such payment be less than three months or greater than twelve months. The agreements each contain a customary confidentiality provision and prohibit Messrs. Zev or Jeffrey Weiss, as applicable, from working for any of our competitors in the United States or Canada for a period of twelve months following their employment with us. In addition, if Messrs. Zev or Jeffrey Weiss, as applicable, sign a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers), which is described in greater detail below under “Severance Benefits Plan.”

Pursuant to his employment agreement, dated April 14, 2003, if Mr. Smith is terminated by us for any reason other than a gross violation of his obligations to us, we are required to pay him the highest base salary paid to him during the preceding six months for a period of twelve months. The agreement contains a customary confidentiality provision and prohibits Mr. Smith from working for any of our competitors in the United States or Canada for a period of twelve months following his employment with us. In addition, if Mr. Smith signs a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers) described below.

Mr. Goulder has an agreement with us dated October 17, 2002 that provides that if (1) he is involuntarily terminated for reasons other than a gross violation of his obligations to us; (2) his duties are reduced to a position below that of a Senior Vice President; or (3) there is a change of control in our ownership, he will be entitled to:

•	twelve months base salary at the salary in effect at the time of separation, which will not be less than $330,000;
•

if he has completed six months of active employment in the fiscal year of separation, continued participation in our Key Management Annual Incentive Plan for that fiscal year, which will be the job level at the time of separation, with the payout based on the actual payout percentage earned and base salary earnings for the fiscal year up to the separation date;

•

continued vesting of any stock options that would otherwise vest during the twelve months following termination and the ability to exercise any vested options for up to 90 days following the end of the twelve months following termination;

•	participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees); and
•	continued use of a company car for 90 days after his termination (all other executive officers receive continued use of a company car for 30 days following termination by us without cause).

Severance Benefits Plan. The American Greetings Severance Benefits Plan (Officers) provides severance benefits to our U.S. executive officers who lose their positions involuntarily other than as a result of a gross violation of their obligations to us. Upon a change in control there is no payment to an officer unless there is a subsequent termination due to the fact that the officer is not offered a comparable position. If an officer does not sign a waiver and release agreement at the time of termination, the officer will receive one-half of one month’s base salary (exclusive of bonus, commission or other incentives). If an officer signs a waiver and release agreement at the time of termination, the officer will receive (a) one month’s base salary (exclusive of bonus, commission or other incentives) for each year of continuous service completed with us, with a minimum total benefit of at least twelve months and a maximum total benefit of 24 months and (b) outplacement services for six months to assist the officer in seeking employment. In addition, each officer will receive continued health care coverage concurrently with COBRA in the plan in which the officer was enrolled at the time of termination at the employee payroll deduction rate through the end of the applicable severance period, and we will deduct the monthly premium from the severance payment. We will make the severance payments on a monthly basis or in a lump sum, at our discretion. Mr. Goulder does not participate in the American Greetings Severance Benefits Plan (Officers) and receives severance according to the terms of his agreement described above.

Supplemental Executive Retirement Plan. The named executive officers participate in our Supplemental Executive Retirement Plan, which is described above under “Pension Benefits in Fiscal 2009.” Please see the narrative and the table in that section for information regarding the circumstances in our Supplemental Executive Retirement Plan that will trigger payments or the provision of benefits and the calculation of those benefits. In addition to those circumstances, if a named executive officer becomes disabled and is eligible for and receiving benefits under our Long-Term Disability Plan, the named executive officer may begin receiving a disability retirement benefit under the Supplemental Executive Retirement Plan on the later of the first day of the month coinciding with or next following: (a) the date the named executive officer stops receiving benefit payments under the Long-Term Disability Plan and (b) the date the named executive officer reaches age 65. The benefit payable to a named executive officer will be his accrued benefit determined as of the date he began receiving benefits under the Long-Term Disability Plan. If the named executive officer is not eligible to receive benefits under our Long-Term Disability Plan, his accrued benefit will be determined as of the date he is determined to have a disability under Section 409A of the Internal Revenue Code.

Limitations on Benefits. During a named executive officer’s participation in the Supplemental Executive Retirement Plan and for a period of two years following the date he separates from employment with us, each named executive officer must comply with certain obligations, including confidentiality, non-solicitation and non-disparagement obligations, obligations to disclose business opportunities to us, and obligations to refrain from engaging in criminal conduct. If a named executive officer violates one or more of the foregoing items, he will immediately forfeit any and all rights to benefits under the plan. In addition, for a period of ten years following the date a named executive officer separates from employment with us, he must (a) refrain from engaging in certain competitive activities; (b) provide consulting services to us upon our request; and (c) not commence or threaten to commence an action seeking recovery of a benefit under the plan that has been completely or partially denied or to enforce the terms of the plan without first signing a confidentiality agreement regarding the claim. If the named executive officer violates one or more of the foregoing items, we will not be required to pay any benefits to him. Under the plan, each named executive officer must assign and transfer to us any and all discoveries, inventions and improvements that he has conceived, or may make, conceive, acquire or suggest, whether solely or jointly with others during his employment by us, and which relate to any subject matter within the field in which he provides personal services to us and involves the use of resources belonging to us.

Committee Discretion to Impose Lesser Sanctions. If the Compensation and Management Development Committee determines that the financial impact on us from a violation of any of the requirements set forth in the “Limitations on Benefits” described above is expected to be less than $250,000 in the aggregate, in lieu of the complete forfeiture of the named executive officer’s benefit the Committee may impose a limited monetary sanction equal to the lesser of (a) one-half of the present value of his benefit under the plan (determined as of the date of the violation) or (b) $100,000, as a set off against the plan benefit otherwise payable.

Executive Deferred Compensation Plan. The named executive officers participate in our Executive Deferred Compensation Plan described above under “Nonqualified Deferred Compensation for Fiscal 2009.” Please see the narrative and the table in that section for information regarding the circumstances in our Executive Deferred Compensation Plan that will trigger payments or the provision of benefits and the calculation of those benefits.

Key Management Annual Incentive Plan. The named executive officers participate in our Key Management Annual Incentive Plan. Please see the “Key Management Annual Incentive Plan” section in the “Compensation Discussion and Analysis” section for a more detailed description of our Key Management Annual Incentive Plan. If Messrs. Zev Weiss, Stephen Smith, Morry Weiss or Jeffrey Weiss voluntarily or involuntarily leaves us before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. If a named executive officer’s employment with us ends during a plan year because the named executive officer (a) elects to retire after age 60; (b) takes a leave of absence; or (c) suffers a permanent disability or dies, the incentive payout will be prorated to the nearest full month based on the actual period the officer participated in the plan during the fiscal year. Pursuant to his employment agreement, if Mr. Goulder separates from employment with us under certain circumstances and has completed six months of active employment in that fiscal year of separation, he will receive a payment based on his earnings for that portion of the fiscal year.

Equity Incentive Plans. Each of our named executive officers has one or more grants of options outstanding under our American Greetings Corporation 1997 Equity and Performance Incentive Plan, our 2007 Omnibus Incentive Compensation Plan, or both.

According to the terms of their stock option agreements, all options become immediately exercisable in full if the named executive officer dies, becomes permanently disabled or incompetent, or has ten or more years of continuous service with us and terminates employment at age 65. In addition, options granted to our named executive officers terminate on the earliest of the following dates: (a) ten years from the date of grant; (b) nine months from the date of permanent disability of the named executive officer if the same was the cause of, or occurred within three months after, termination of the named executive officer’s employment with us; (c) immediately, on the date the grantee’s employment is terminated for cause (in the case of the 2007 Omnibus Incentive Compensation Plan), or on the date of an act by the officer that is intentionally committed and materially inimical to our interests (in the case of the 1997 Equity and Performance Incentive Plan); or (d) three months from the date of termination of employment in all other cases.

Under the terms of the April 2008 performance share grant agreements that we have entered into with each of Messrs. Zev and Jeffrey Weiss, all of the performance shares not otherwise previously vested, earned or forfeited will be deemed earned and shall be issued upon (a) the named executive officer’s death; (b) disability (as such term is defined in Section 409A(a)(2) of the Internal Revenue Code); or (c) our change in control (as defined in our 1997 Equity and Performance Incentive Plan, a copy of which is attached as Exhibit 10 to our Form S-8 (Registration No. 333-121982) filed on January 12, 2005). Copies of the performance share grant agreements are attached as Exhibits 10.7 and 10.8 to our Annual Report on Form 10-K for the year ended February 29, 2008.

Life Insurance Benefits. For a description of the executive life insurance that provides coverage to the named executive officers, see footnote 6(d) to the above Summary Compensation Table. We provide this coverage, together with any associated tax reimbursement, for six months following the termination of an executive officer by us without cause. We provide each named executive officer with accidental death and dismemberment insurance, which entitles the beneficiaries of each named executive officer to receive supplemental accidental death and dismemberment proceeds in an amount equal to the lesser of (1) three times his annual salary or (2) $3 million, subject to a minimum of $250,000 for each named executive officer.

Quantitative Disclosure. The tables below reflect the amount of compensation that would be paid to each of the named executive officers in the event of termination of such executive’s employment or following a change in control. The amounts shown assume that such termination was effective as of February 28, 2009, and thus include amounts earned through such date. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation. As necessary for purposes of calculations, we have used the closing price of our Class A common shares on the New York Stock Exchange on February 27, 2009, the last trading day of our fiscal year, which was $3.73. The amounts shown do not include benefits and payments that are generally available to all employees on a non-discriminatory basis.

Zev Weiss (Chief Executive Officer)

Benefits and Payments	Resignation without Good Reason		Resignation with Good Reason		Termination by us without Cause		Termination by us for Cause		Termination Following Change in Control		Change in Control (no termination)	Death		Disability		Early Retirement (Rule of 65)
Base Salary	—		—		$1,228,612	(1)	—		$1,228,612	(1)	—	—		—		—
Key Management Annual Incentive Plan (2)	$0		$0		$0		$0		$0		—	$0		$0		$0
Performance Shares	—		—		—		—		$127,596		$127,596	$127,596		$127,596		—
Stock Options	—		—		—		—		—		—	$0		$0		—
Supplemental Executive Retirement Plan	—		—		—		—		—		—	—		$521,580	(3)	—
Deferred Compensation	$622,579		$622,579		$622,579		$561,093		$622,579		—	$622,579		$622,579		$622,579
Health Care	—		—		$16,163		—		$16,163		—	—		—		—
Life Insurance Proceeds (4)	—		—		—		—		—		—	$7,528,754		—		—
Outplacement Services (5)	—		—		$15,000		—		$15,000		—	—		—		—
Life Insurance Premiums (6)	—		—		$14,972		—		$14,972		—	—		—		—
Company Car	—		—		$948		—		$948		—	—		—		—

Total	$622,579		$622,579		$1,898,274		$561,093		$2,025,870		$127,596	$8,276,929		$1,271,755		$622,579

Stephen J. Smith (Senior Vice President and Chief Financial Officer)
Benefits and Payments	Resignation without Good Reason		Resignation with Good Reason		Termination by us without Cause		Termination by us for Cause		Termination Following Change in Control		Change in Control (no termination)	Death		Disability		Early Retirement (Rule of 65)
Base Salary	—		—		$386,100		—		$386,100		—	—		—		—
Key Management Annual Incentive Plan (2)	$26,693		$26,693		$26,693		—		$26,693		—	$26,693		$26,693		$26,693
Stock Options	—		—		—		—		—		—	$0		$0		—
Supplemental Executive Retirement Plan	—		—		—		—		—		—	—		$79,866	(3)	—
Deferred Compensation	$23,125		$23,125		$23,125		$15,312		$23,125		—	—		$23,125		$23,125
Health Care	—		—		$10,727		—		$10,727		—	—		—		—
Life Insurance Proceeds (4)	—		—		—		—		—		—	$3,341,604		—		—
Outplacement Services (5)	—		—		$15,000		—		$15,000		—	—		—		—
Life Insurance Premiums (6)	—		—		$8,894		—		$8,894		—	—		—		—
Company Car	—		—		$864		—		$864		—	—		—		—

Total	$49,818		$49,818		$471,403		$15,312		$471,403		$ 0	$3,368,297		$129,684		$49,818

Morry Weiss (Chairman)
Benefits and Payments	Resignation without Good Reason		Resignation with Good Reason		Termination by us without Cause		Termination by us for Cause		Termination Following Change in Control		Change in Control (no termination)	Death		Disability		Early Retirement (Rule of 65)
Base Salary	—		—		$800,000		—		$800,000		—	—		—		—
Key Management Annual Incentive Plan (2)	$0		$0		$0		$0		$0		—	$0		$0		$0
Stock Options	—		—		—		—		—		—	$0		$0		—
Supplement Executive Retirement Plan	$1,956,199	(3)	$1,956,199	(3)	$1,956,199	(3)	$1,956,199	(3)	$1,956,199	(3)	—	$1,956,199	(3)	$1,956,199	(3)	$1,956,199	(3)
Deferred Compensation	$116,815		$116,815		$116,815		$68,854		$116,815		—	$116,815		$116,815		$116,815
Health Care	—		—		$10,402		—		$10,402		—	—		—		—
Life Insurance Proceeds (4)	—		—		—		—		—		—	$4,050,000		—		—
Outplacement Services (5)	—		—		$15,000		—		$15,000		—	—		—		—
Life Insurance Premiums (6)	—		—		$48,549		—		$48,549		—	—		—		—
Company Car	—		—		$1,544		—		$1,544		—	—		—		—

Total	$2,073,014		$2,073,014		$2,948,509		$2,025,053		$2,948,509		$ 0	$6,123,014		$2,073,014		$2,073,014

Jeffrey Weiss (President and Chief Operating Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason		Termination by us without Cause		Termination by us for Cause	Termination Following Change in Control		Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	—		$1,202,113	(1)	—	$1,202,113	(1)	—	—	—		—
Key Management Annual Incentive Plan (2)	$0	$0		$0		$0	$0		—	$0	$0		$0
Performance Shares	—	$0		$0		—	$95,697		$95,697	$95,697	$95,697		—
Stock Options	—	—		—		—	—		—	$0	$0		—
Supplement Executive Retirement Plan	—	$564,312	(3)	$564,312	(3)	—	$564,312	(3)	—	—	$564,312	(3)	—
Deferred Compensation	$427,794	$427,794		$427,794		$380,453	$427,794		—	$427,794	$427,794		$427,794
Health Care	—	—		$18,330		—	$18,330		—	—	—		—
Life Insurance Proceeds (4)	—	—		—		—	—		—	$4,377,608	—		—
Outplacement Services (5)	—	—		$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums (6)	—	—		$13,842		—	$13,842		—	—	—		—
Company Car	—	—		$679		—	$679		—	—	—		—

Total	$427,794	$992,106		$2,242,070		$380,453	$2,334,767		$95,697	$4,901,099	$1,087,803		$427,794

Michael L. Goulder (Senior Vice President and Executive Supply Chain Officer)
Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason		Termination by us without Cause		Termination by us for Cause	Termination Following Change in Control		Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	$477,735		$477,735		—	$477,735		—	—	—		—
Key Management Annual Incentive Plan (2)	$0	$0		$0		$0	$0		—	$0	$0		$0
Stock Options	—	$0		$0		—	$0		$0	$0	$0		—
Supplement Executive Retirement Plan	—	—		—		—	—		—	—	$147,302	(3)	—
Deferred Compensation	$72,366	$72,366		$72,366		$54,939	$72,366		—	$72,366	$72,366		$72,366
Health Care	—	—		$6,940		—	$6,940		—	—	—		—
Life Insurance Proceeds (4)	—	—		—		—	—		—	$2,916,410	—		—
Outplacement Services	—	—		—		—	—		—	—	—		—
Life Insurance Premiums (6)	—	$11,374		$11,374		—	$11,374		—	—	—		—
Company Car	—	$2,238		$2,238		—	$2,238		—	—	—		—

Total	$72,366	$563,713		$570,653		$54,939	$570,653		$0	$2,988,776	$219,668		$72,366

(1)	Assumes that the named executive officer signed the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to 16 months of severance in the case of Mr. Zev Weiss, 20 months of severance in the case of Mr. Jeffrey Weiss, and 24 months of severance in the case of Mr. Morry Weiss. If the officer does not sign such waiver and release agreement, he would have been entitled to receive 8 months of severance in the case of Mr. Zev Weiss, 10 months of severance in the case of Mr. Jeffrey Weiss, in accordance with their employment agreements, and 12 months of severance in the case of Mr. Morry Weiss.

(2)	If Messrs. Zev Weiss, Stephen Smith, Morry Weiss or Jeffrey Weiss voluntarily or involuntarily separate from employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. Pursuant to his employment agreement, if Mr. Goulder separates from employment with us under certain circumstances and has completed six months of active employment in that fiscal year of separation, he will receive a payment based on the earnings for that portion of the fiscal year. For purposes of this table, we have assumed the officer terminates employment as of the close of business on February 28, 2009 and completion of the plan year. For purposes of this table, we have also assumed the named executive officer was paid under the individual component of the Key Management Annual Incentive Plan based on the actual achievement of his individual performance goals for fiscal 2009 for all separation events other than termination by us for cause, which assumed the named executive officer received the lowest individual performance evaluation. As a result of American Greetings’ performance in fiscal 2009, none of the named executive officers earned an incentive under the Key Management Annual Incentive Plan, other than Mr. Smith who received a partial payment under the individual component of the plan.

(3)	Represents the present value of the accrued benefit.

(4)	Assumes that the officer’s death occurred as the result of an accident covered under our accidental death and dismemberment insurance policy. The amounts represent the proceeds to be paid by the applicable insurance company to which we have made premium payments.

(5)	Assumes that the named executive officer signs the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to six months of outplacement services, the value of which we estimate to be equal to $15,000 as of February 28, 2009. If the officer does not sign such waiver and release agreement, he will not be entitled to any outplacement services.

(6)	Includes amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. The compensation we pay our non-employee directors is designed to fairly pay directors for work required for a company of our size and scope, to align directors’ interests with the long-term interests of shareholders, and to attract and retain qualified individuals to serve on our Board. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to American Greetings, the skill level we require of members of the Board, and the compensation paid to directors of companies of our size and structure. Employees of American Greetings who are also directors are not compensated for serving on the Board of Directors.

Cash Compensation Paid to Board Members

During fiscal 2009, each non-employee director was entitled to receive the following cash compensation with respect to his or her service on the Board:

•	An annual retainer of $40,000;
•

$1,500 for each Board or committee meeting attended in person (75% of the applicable meeting fee if the meeting is conducted telephonically), with the members of the Audit Committee to receive an additional $500 (for a total of $2,000) for attending each Audit Committee meeting (including from time to time, in each case, for conferences with management regarding Board or committee-related matters);

•	$7,000 annual retainer fee to respective chairs of the Nominating and Governance and the Compensation and Management Development Committees;
•	$10,000 annual retainer fee to the chair of the Audit Committee; and
•	Reimbursement of expenses related to attending Board and committee meetings.

Directors may make an election to receive American Greetings’ Class A or Class B common shares in lieu of all or a portion of the fees due to such directors as compensation for serving on the Board of Directors. All of such shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of the American Greetings Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees.

Stock Option Program

In addition to cash compensation, to further align non-employee directors’ interests with our shareholders, each year non-employee directors receive an annual grant of options to purchase our Class A common shares. In accordance with our stock option grant policy, the annual grant of options to purchase 7,000 Class A common shares to our non-employee directors, which is made at the same time as the annual grant to our officers, is made on the second trading day following the filing of our Annual Report on Form 10-K. Half of these options are exercisable on the first anniversary of the date of grant and half on the second anniversary of the date of grant. The exercise price of the annual grant of options was $18.12 per share, representing the closing price of our Class A common shares on May 1, 2008, the date of grant. The full grant date fair value under SFAS 123(R) of such options to purchase 7,000 Class A common shares was $21,955. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Assumptions used in calculating this amount are included in footnote 15 to our audited financial statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director.

Deferred Compensation Program for Non-Employee Directors

The American Greetings Outside Directors’ Deferred Compensation Plan allows for each non-employee director to defer all or part of his or her compensation. Any cash compensation that is deferred is credited to the director’s account and invested according to the director’s instruction in the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. If a director elects to defer his or her retainer or committee fees that are received in the form of shares, such deferred compensation is held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the director in the form of shares at the end of their deferral period. No portion of a director’s earnings under the Outside Directors’ Deferred Compensation Plan are “above-market” or preferential, as defined in applicable rules of the Securities and Exchange Commission.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Scott S. Cowen	$86,250	—	$25,835	—	—	$90	$112,175
Jeffrey D. Dunn(5)	$59,250	—	$29,929	—	—	$90	$89,269
Joseph S. Hardin, Jr.	$62,875	—	$25,835	—	—	$90	$88,800
Stephen R. Hardis(5)(6)	$35,667	—	$25,835	—	—	$0	$61,502
William E. MacDonald, III	$89,417	—	$29,929	—	—	$90	$119,436
Michael J. Merriman, Jr.	$61,000	—	$30,862	—	—	$90	$91,952
Charles A. Ratner (5)	$74,750	—	$25,835	—	—	$90	$100,675
Jerry Sue Thornton(5)	$71,000	—	$25,835	—	—	$90	$96,925

(1)	Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating Officer, and Morry Weiss, our Chairman, are not included in this table as they are employees of American Greetings and thus receive no compensation for their services as directors. As named executive officers, the compensation received by Messrs. Zev, Morry, and Jeffrey Weiss is included in the Summary Compensation Table.

(2)	As described above, directors may elect to receive a portion of their retainer or other fees in the form of shares. The amounts in this column represent the annual retainer and any other fees the non-employee director has earned or been paid in cash during fiscal 2009. For the retainer and fees paid in fiscal 2009, Messrs. Dunn, MacDonald, Merriman and Drs. Cowen and Thornton received 100% in cash; Mr. Hardin and Mr. Hardis received 100% in the form of Class B common shares; and Mr. Ratner received 100% in the form of Class A common shares. As a result, in lieu of the cash fees included above, Mr. Hardin received 5,303 Class B common shares, Mr. Hardis received 2,356 Class B common shares, and Mr. Ratner received 6,349 Class A common shares. Fractional shares were paid in cash.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes in fiscal 2009 for the fair value of stock options granted to each director in fiscal 2009 as well as prior fiscal years, in accordance with SFAS 123(R). There were no option forfeitures for the directors in fiscal 2009. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2009. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director. Refer to the disclosure above under “Stock Option Program” for a description of the grant date fair value of options granted to non-employee directors in fiscal 2009. As of

February 28, 2009, each director has the following number of options outstanding: Dr. Cowen – options to purchase 49,000 Class A common shares; Mr. Dunn – options to purchase 14,000 Class A common shares; Mr. Hardin – options to purchase 31,000 Class A common shares; Mr. MacDonald – options to purchase 14,000 Class A common shares; Mr. Merriman – options to purchase 21,000 Class A common shares; Mr. Ratner – options to purchase 47,000 Class A common shares; Dr. Thornton – options to purchase 47,000 Class A common shares.

(4)	Represents the estimated premiums paid by American Greetings that may be attributable to a $250,000 accidental death and dismemberment insurance policy covering each of our outside directors.

(5)	The director has deferred all of the fees under the outside directors’ deferred compensation plan.

(6)	Mr. Hardis’s term as director ended on June 27, 2008. As a result, the compensation reported with respect to Mr. Hardis reflects amounts paid with respect to the period March 1, 2008 through June 27, 2008. Upon the end of Mr. Hardis’s term as director, the Compensation Committee amended Mr. Hardis’s option grants so that any unvested options granted prior to June 27, 2008 would continue to vest and that all vested options would remain exercisable until the earlier of June 27, 2011 or the ten year term of the option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Policy. The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving American Greetings and “related persons,” which generally includes directors, executive officers and their immediate family members, and shareholders owning five percent or greater of our outstanding stock and their immediate family members. The policy covers related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant rules of the Securities and Exchange Commission (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Due to the nature of the transaction or the approvals previously obtained, the policy considers the following categories of transactions to be pre-approved even if the aggregate amount involved exceeds $120,000:

•	compensation paid to our executive officers and immediate family members of our executive officers or directors that has been approved or ratified by the Compensation Committee;
•	compensation paid to our directors;
•

transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s annual gross revenues;

•

charitable contributions, grants or endowments by American Greetings to a charitable organization at which a related person’s only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts or annual gross revenue (which transactions are generally approved or ratified by our Nominating and Governance Committee);

•

transactions where the related person’s interest arises solely from the ownership of our common shares and all holders of our common shares received the same benefit on a pro rata basis, such as dividends; and

•	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Related person transactions not otherwise pre-approved as described above must be approved or ratified by the Audit Committee, which will consider all relevant facts in doing so. As required under Securities and Exchange Commission rules, transactions that are determined to be directly or indirectly material to American Greetings or a related person are disclosed in the proxy statement.

Procedures. The American Greetings legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether American Greetings or a related person may have a direct or indirect material interest in the transaction. If it is determined that American Greetings or a related person may have a direct or indirect material interest in the transaction, the legal department will submit the matter to the Audit Committee for review and approval, if appropriate. Any member of the Audit Committee who may have a direct or indirect interest in the transaction in question must recuse himself or herself from any consideration of the matter. The Audit Committee will review all of the relevant facts and circumstances of the transaction. Based on the conclusions reached, the Audit Committee will evaluate all options, including but not limited to approving, disapproving, or restructuring the proposed transaction.

If it is not practical or desirable to wait until the next regularly scheduled Audit Committee meeting to consider a potential related party transaction, the matter will be submitted to the chair of the Audit Committee, who has been delegated the authority to act between meetings. The chair will report any decisions made to the Committee at its next meeting. If management becomes aware of a related party transaction that was not previously reviewed or ratified, it will refer the matter to the Audit Committee at its next regularly scheduled meeting at which time the Audit Committee or the chair of the Audit Committee shall evaluate all options, including but not limited to ratification, amendment, or termination of the related party transaction.

Related Party Transactions

Morry Weiss, our Chairman of the Board, is the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning, and is the father of (1) Zev Weiss, a director of American Greetings and our Chief Executive Officer, (2) Jeffrey Weiss, a director of American Greetings and our President and Chief Operating Officer, and (3) Gary Weiss, an American Greetings employee and non-executive officer. As employees of American Greetings, these individuals are compensated in a manner that is appropriate for their responsibilities and experience. The compensation paid to each of Messrs. Zev, Morry and Jeffrey Weiss is described in the Summary Compensation Table and in the tables that follow the Summary Compensation Table. With respect to fiscal 2009, we paid the following compensation to Messrs. Erwin and Gary Weiss, neither of whom are named executive officers:

•

Erwin Weiss: Under the terms of our employment agreement with Erwin Weiss, during his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100% of the applicable fiscal year target incentive amount for Senior Vice Presidents. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss’s employment agreement provides that he will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, his employment agreement provides that he will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation. With respect to fiscal 2009, Mr. Erwin Weiss was paid a base salary of $450,000 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the “Compensation Discussion and Analysis” section, under the heading “Perquisites and Other Benefits.” In addition, in fiscal 2009, Mr. Erwin Weiss was granted options to purchase 22,000 Class A common shares, which had a grant date fair value as calculated in accordance with SFAS 123(R) of $69,002.

•

Gary Weiss: With respect to fiscal 2009, Mr. Gary Weiss was paid a base salary of $180,400 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our employees. As a Vice President, Mr. Weiss is a participant in the Supplemental Executive Retirement Plan and is provided a company car. In addition, in fiscal 2009, Mr. Weiss was granted options to purchase 7,000 Class A common shares, which had a grant date fair value as calculated in accordance with SFAS 123(R) of $21,955.

The foregoing compensation arrangements were either approved by the Compensation Committee in accordance with the related party transactions policy or in place prior to our adoption of the related party transactions policy and were therefore not subject to the policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report provides information concerning the Audit Committee of the Board of Directors.

The Audit Committee reviews our financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended February 28, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all American Greetings’ relationships with the independent registered public accounting firm that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm any relationships that might influence its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of American Greetings’ financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.

Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

William E. MacDonald, III, Chairman

Scott S. Cowen

Jeffrey D. Dunn

Jerry Sue Thornton

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP and its predecessors has been our independent registered public accounting firm since our incorporation in 1944. In connection with the audit of the fiscal 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2009 and fiscal 2008, including the audit of the effectiveness of internal control over financial reporting, and for Ernst & Young LLP’s reviews of the interim financial statements included in our Quarterly Reports on Forms 10-Q filed with the Securities and Exchange Commission for fiscal 2009 and fiscal 2008 were $1,925,400 and $1,902,100, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported under “Audit Fees” above for fiscal 2009 and fiscal 2008 were $494,700 and $111,100, respectively. Audit-related fees consist of fees billed for due diligence in connection with acquisitions, statutory audits and assurance and related services including fees billed for audits of employee benefit plans.

Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for fiscal 2009 and fiscal 2008 were $351,500 and $655,100, respectively. These fees related primarily to tax compliance, tax consulting and international tax matters.

All Other Fees. There were no fees billed for other services provided by Ernst & Young LLP for either fiscal 2009 or fiscal 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. It is the Audit Committee’s policy that all audit and non-audit services to be performed for us by our independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit, Audit-Related Fees, Tax Fees and All Other Fees for fiscal 2009 and fiscal 2008.

SECURITY OWNERSHIP

Security Ownership of Management

At the close of business on May 1, 2009, our directors, the named executive officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common shares as set forth in the following table:

Name	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding	Deferred Compensation Plan Share Equivalents (5)
Scott S. Cowen	Class A Common	36,300	(1)	¿	—
	Class B Common	—		¿	1,826

Jeffrey D. Dunn	Class A Common	7,000	(1)	¿	—
	Class B Common	—		¿	—

Joseph S. Hardin, Jr.	Class A Common	28,000	(1)	¿	—
	Class B Common	12,874		¿	1,466

William E. MacDonald, III	Class A Common	8,000	(1)	¿	—
	Class B Common	—		¿	—

Michael J. Merriman, Jr.	Class A Common	17,500	(1)	¿	—
	Class B Common	—		¿	—

Charles A. Ratner	Class A Common	43,500	(1)	¿	6,540
	Class B Common	16,219		¿	—

Jerry Sue Thornton	Class A Common	43,500	(1)	¿	—
	Class B Common	—		¿	12,632

Morry Weiss	Class A Common	191,911	(1)	¿	—
	Class B Common	766,458	(1)(2)(3)	21.92%	—

Zev Weiss	Class A Common	58,936	(1)(3)	¿	—
	Class B Common	463,850	(1)(3)(4)	13.26%	117,393

Jeffrey Weiss	Class A Common	28,494	(1)(3)	¿	—
	Class B Common	340,558	(1)(4)(6)	9.74%	83,411

Stephen J. Smith	Class A Common	79,500	(1)	¿	—
	Class B Common	—		¿	—

Michael L. Goulder	Class A Common	184,625	(1)	¿	—
	Class B Common	—		¿	—

All Directors & Executive	Class A Common	1,654,970	(1)(3)	4.61%	6,450
Officers as a group (21 including the above)	Class B Common	1,599,959	(1)(2)(4)	45.75%	216,728

¿	less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Securities Exchange Act of 1934 are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days of May 1, 2009, pursuant to outstanding stock options:

Scott S. Cowen	Class A Common	35,500
	Class B Common	—

Jeffrey D. Dunn	Class A Common	7,000
	Class B Common	—

Joseph S. Hardin, Jr.	Class A Common	27,500
	Class B Common	—

William E. MacDonald, III	Class A Common	7,000
	Class B Common	—

Michael J. Merriman, Jr.	Class A Common	17,500
	Class B Common	—

Charles A. Ratner	Class A Common	43,500
	Class B Common	—

Jerry Sue Thornton	Class A Common	43,500
	Class B Common	—

Morry Weiss	Class A Common	55,310
	Class B Common	133,655

Zev Weiss	Class A Common	40,415
	Class B Common	398,167

Jeffrey Weiss	Class A Common	25,000
	Class B Common	302,282

Stephen J. Smith	Class A Common	79,500
	Class B Common	—

Michael L. Goulder	Class A Common	184,625
	Class B Common	—

All Directors & Executive Officers as a group (21 including the above)	Class A Common Class B Common	1,473,520 834,104

(2)	Excludes the following shares with respect to which Mr. Morry Weiss disclaims beneficial ownership: 78,800 Class B common shares beneficially owned by Mr. Weiss’s wife, Judith Weiss; 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee; and 200,000 Class B common shares owned by the Irving Stone Support Foundation, of which Mr. Weiss is a trustee.

(3)

One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund made up of our Class A common shares. As of May 1, 2009, the Retirement Profit Sharing and Savings Plan held 1,707,863 Class A common shares. Participants investing in the American Greetings stock fund are allocated units that correspond to their investment in our common shares. The plan purchases or sells Class A common shares in the open market to reflect changes in participant investments in the American Greetings stock fund. Although the actual number of common shares in which a participant is invested directly corresponds to the participant’s investment in the fund, the number of Class A common shares that is allocated to a participant is proportionate to the participant’s investment in the fund relative to all participant investments in the fund. Accordingly, the amounts include the following shares which, under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be beneficially owned by the individuals as participants in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan:

131,482 Class A common shares held for the benefit of Morry Weiss; 18,521 Class A common shares held for the benefit of Zev Weiss; 3,493 Class A common shares held for the benefit of Jeffrey Weiss; and 165,343 Class A common shares held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account.

(4)	The amounts exclude the following shares with respect to which each of Messrs. Zev and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; 200,000 Class B common shares owned by the Irving Stone Support Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; and 1,812,182 Class B common shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust. Each of Messrs. Zev and Jeffrey Weiss are trustees of the Irving I. Stone Oversight Trust and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company.

(5)	Represents share equivalents credited to the accounts of the named individual with respect to shares deferred under American Greetings deferred compensation programs. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days. As a result, under Rule 13d-3 of the Securities Exchange Act of 1934, the shares are not considered to be beneficially owned by the applicable individuals.

(6)	Amount includes 4,634 shares deferred by Mr. Jeffrey Weiss under American Greetings’ deferred compensation program (including dividend equivalents) that, pursuant to the terms of his deferral elections, will be distributed to Mr. Weiss within 60 days of May 1, 2009 and which Mr. Weiss is therefore deemed to beneficially own.

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, Zev Weiss and Jeffrey Weiss, each of whose business address is One American Road, Cleveland, Ohio 44144 and whose share ownership is presented above, the following table presents certain information regarding other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on May 1, 2009:

Name and Address	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding
M.A.M. Investments Ltd., et al	Class A Common	4,575,038	(1)	12.74%
Orion House, 5 Upper St. Martin’s Lane	Class B Common	—		¿
London WC2H 9EA, United Kingdom

Dimensional Fund Advisors LP	Class A Common	3,898,624	(2)	10.85%
Palisades West, Building One,	Class B Common	—		¿
6300 Bee Cave Road Austin, Texas 78746

Barclays Global Investors, NA, et al	Class A Common	2,713,342	(3)	7.55%
400 Howard Street San Francisco,	Class B Common	—		¿
California 94105

LSV Asset Management	Class A Common	2,639,872	(4)	7.35%
1 North Wacker Drive, Suite 4000	Class B Common	—		¿
Chicago, Illinois 60606

TowerView LLC	Class A Common	2,635,000	(5)	7.34%
500 Park Avenue	Class B Common	—		¿
New York, New York 10022

Fisher Investments	Class A Common	2,285,400	(6)	6.36%
13100 Skyline Boulevard	Class B Common	—		¿
Woodside, California 94062-4527

The Irving I. Stone Limited Liability Company	Class A Common	—		¿
Irving I. Stone Oversight Trust	Class B Common	1,812,182	(7)	51.82%
One American Road
Cleveland, Ohio 44144

¿	less than 1.0% of class outstanding

(1)	Information is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on January 12, 2009 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, Marathon Asset Management LLP, William James Arah, Jeremy John Hosking, and Neil Mark Ostrer (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer, and Jeremy John Hosking each have shared voting power with regard to 3,248,558 Class A common shares, have shared dispositive power with regard to 4,575,038 Class A common shares, and, as control persons of Marathon Asset Management LLP, are deemed to beneficially own 4,575,038 Class A common shares, but disclaim any direct ownership of such shares.

(2)	Information is as of December 31, 2008 and is based on Amendment No. 2 to a report on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 by Dimensional Funds Advisors LP (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor or manager to four investment companies and other trusts and separate accounts that own the shares, and Dimensional Funds Advisors LP reported sole voting and dispositive power as to 3,898,624 Class A common shares, but disclaims beneficial ownership of such shares.

(3)	Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, such entities have sole voting power with respect to 2,288,979 Class A common shares, sole dispositive power of 2,713,342 Class A common shares, and are deemed to beneficially own 2,713,342 Class A common shares. All shares shown are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Information is based on a report on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by LSV Asset Management (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,639,872 Class A common shares.

(5)	Information is based on Amendment 1 to a Report on Schedule 13G filed with the Securities and Exchange Commission on January 5, 2009 by TowerView LLC (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,635,000 Class A common shares.

(6)	Information is based on a Report on Schedule 13G filed with the Securities and Exchange Commission on March 27, 2009 by Fisher Investments (percentage ownership has been recalculated based on the outstanding Class A common shares on May 1, 2009). According to the Schedule 13G, such entity has sole voting power with respect to 1,034,900 Class A common shares and sole dispositive power with respect to 2,285,400 Class A common shares, and are deemed to beneficially own 2,285,400 Class A common shares.

(7)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust. Messrs. Zev, Jeffrey, Gary and Elie Weiss, who are brothers, are the sole trustees of the Irving I. Stone Oversight Trust, and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company. Each of Messrs. Zev, Jeffrey, Gary and Elie Weiss disclaim beneficial ownership of shares held by The Irving I. Stone Limited Liability Company. Gary Weiss is an employee and non-executive officer of American Greetings and Mr. Elie Weiss is not employed by American Greetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and beneficial owners of more than 10% of American Greetings’ common shares file reports with the Securities and Exchange Commission indicating the number of shares of any class of American Greetings’ equity securities they owned when they became a director, executive officer or a greater-than-10% beneficial owner and, after that, any changes in their ownership of American Greetings’ equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2009, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder who wishes to offer a proposal for inclusion in our proxy statement and proxy card in compliance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must submit the proposal and any supporting statement by January 19, 2010 to the Corporate Secretary at our principal executive offices. We will not be required to include in our proxy statement and form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. In addition, if a shareholder intends to present a proposal at our 2010 Annual Meeting, the shareholder must give written notice no less than 60 nor more than 90 days prior to the 2010 annual meeting; however, the proposal will not be included in our proxy materials. Furthermore, the appointed proxies may exercise their discretionary voting authority for any shareholder proposal received after April 1, 2010, without any discussion of the proposal in our proxy statement.

MISCELLANEOUS

Other Business

The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy and voting instruction card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave us contrary instructions.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call National City Bank toll-free at 1-800-622-6757, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of us. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling National City Bank toll-free at 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing instructions by calling toll-free 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED

PROXY AND VOTING INSTRUCTION CARD PROMPTLY

OR

VOTE BY TELEPHONE OR VIA THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND

THE ANNUAL MEETING OF SHAREHOLDERS.

EXHIBIT A

AMERICAN GREETINGS CORPORATION

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

(AS AMENDED APRIL 17, 2009)

ARTICLE 1

DEFINITIONS

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1	“Agreement” means an agreement in Writing delivered to the Grantee, which evidences a grant of an Award under the Plan.

1.2	“Appreciation Right” means a right granted pursuant to Article 8 of this Plan.

1.3	“Award” means an Option, Share Award, Restricted Share, Deferred Share, Performance Bonus, Performance Share, Directors’ Share, Performance Unit, Appreciation Right or Dividend Equivalents granted under this Plan.

1.4	“Board” means the Board of Directors of the Corporation.

1.5	“Change in Control” means the happening of any of the following events:

(i)	the Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(ii)	the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(iii)	there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power;

(iv)	the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation has occurred; or

(v)	if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1.5(iii) and (iv) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) the Corporation; (B) a Subsidiary; (C) any Corporation–sponsored employee stock ownership plan or other employee benefit plan of the Corporation; or (D) any family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants and trust (including voting trusts)) either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because the Corporation reports that a Change in Control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change in Control of any Subsidiary.

Notwithstanding the foregoing, if and to the extent that any provision of this Plan or an Award would cause a payment of deferred compensation that is subject to Section 409A(a)(2) of the Internal Revenue Code to be made upon the occurrence of a “Change in Control,” then such payment shall not be made unless such “Change in Control” satisfies the requirements of Section 409A(2)(A)(v) of the Internal Revenue Code and applicable regulations and rulings thereunder.

1.6	“Class A Common Shares” means Class A Common Shares, par value $1.00 per share, of the Corporation.

1.7	“Class B Common Shares” means Class B Common Shares, par value $1.00 per share, of the Corporation.

1.8	“Committee” means (except as otherwise provided or limited in the following sentence), the full Board or the Board’s Compensation and Management Development Committee, or such other committee or designee (including, without limitation, an officer of the Corporation) appointed by the Board or the Compensation and Management Development Committee to manage Awards generally or specific individual or group of Awards. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and/or “non-employee directors” as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.9	“Common Stock” means Class A Common Shares, Class B Common Shares or both.

1.10	“Corporation” means American Greetings Corporation.

1.11	“Covered Employee” means an Eligible Person who is, or is determined by the Committee to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (or any successor provision).

1.12	“Deferral Period” means the period of time during which Deferred Shares, Awards or other compensation is subject to deferral limitations under Section 7.3 or Article 13 of this Plan.

1.13	“Deferred Shares” means an Award made pursuant to Section 7.3 of this Plan of the right to receive Common Stock at the end of a specified Deferral Period.

1.14	“Director” means any member of the Board, or any member of a board of directors of a Subsidiary, who is not also an employee of the Corporation or any Subsidiary.

1.15	“Directors’ Share” means a Share awarded to a Director pursuant to Section 7.5 of this Plan.

1.16	“Dividend Equivalent” means an amount determined by multiplying the number of shares of Common Stock subject to a grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Corporation on its Common Stock.

1.17	“Effective Date” means February 13, 2007.

1.18	“Eligible Person” means a key employee, officer or consultant of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.19	“Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

1.20	“Fair Market Value” means, as of any given date, the closing price of the Class A Common Shares as reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) as of the close of business on such date or the latest such date in which there is a listing. Fair Market Value shall be determined in a manner that complies with the requirements of Section 409A of the Internal Revenue Code and regulations and rulings thereunder.

1.21	“Grantee” means an Eligible Person to whom an Award has been granted.

1.22	“Grant Date” means

(i)	with respect to Options and Appreciation Rights, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii)	with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.23	“Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code (or any successor provision) and that the Corporation designates as such in the Agreement granting the Option.

1.24	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

1.25	“Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.26	“Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6 of this Plan.

1.27	“Option Period” means the period during which an Option may be exercised.

1.28	“Option Price” means the price per Share at which an Option may be exercised. The Option Price for any Option will equal the Fair Market Value on the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

1.29	“Optionee” means an Eligible Person to whom an Option has been granted.

1.30	“Performance Criteria” means the performance standards selected by the Committee that may be based on revenue; gross margin; product line contribution; operating and other expenses; operating earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); pre-tax or after-tax profits; net income; earnings per share; cash flow; productivity; return on assets; return on capital; return on equity; cash flow/net assets; debt/capital ratio; return on net capital employed (“RONCE”); sales growth; stock price appreciation; or total shareholder return (share appreciation plus dividends as if reinvested), and may be absolute in their terms or measured against or in relationship to changes from period to period or against or in relationship to other companies comparably, similarly or otherwise situated.

1.31	“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of Qualified Performance-Based Compensation or other performance criterion of a performance-based Award will be measured against the Performance Criteria or other performance goals established by the Committee and specified in the Agreement relating thereto.

1.32	“Performance Bonus” means an award granted pursuant to Article 9 of this Plan.

1.33	“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 7.4 of this Plan.

1.34	“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 7.4 of this Plan.

1.35	“Plan” means this American Greetings Corporation 2007 Omnibus Incentive Compensation Plan which is the Plan set forth in this document, as amended from time to time.

1.36	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	the commencement of a proxy contest in which any person (as such term is defined in Section 3(9) of the Exchange Act and also includes any group deemed to be a person under Section 13(d)(3) of the Exchange Act) seeks to replace or remove a majority of the members of the Board;

(iii)	the Board otherwise adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; or

(iv)	the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation may or will occur in the future.

1.37	“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.38	“Related Award” means the Award in connection with which a Related Right is granted.

1.39	“Related Right” means an Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.40	“Restricted Share” means a Share awarded to an Eligible Person pursuant to Section 7.2 of this Plan that is subject to certain restrictions and may be subject to forfeiture.

1.41	“Right Period” means the period during which an Appreciation Right may be exercised.

1.42	“Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

1.43	“Share” means a share of authorized but unissued Common Stock, Common Stock held in treasury or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.44	“Share Award” means an award of Common Stock, or an Award denominated in terms of Common Stock, as described in Article 7 of this Plan, and includes, without limitation, a Restricted Share, a Directors’ Share, a Deferred Share and a Performance Share.

1.45	“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code, except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.47	“Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.

1.48	“Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

ARTICLE 2

PURPOSE

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and other key employees and consultants to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and other key employees and consultants upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

ARTICLE 3

PLAN MANAGEMENT AND ADMINISTRATION

The Plan will be managed by the Committee. Administrative functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1	to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2	to determine the types of Awards to be granted;

3.3	to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares to be subject to each Award or pool of Awards;

3.4	to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5	to construe and interpret any Agreement and the Plan;

3.6	to require, whether or not provided for in the pertinent Agreement, of any Grantee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.7	to provide for satisfaction of a Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award or through delivery of Common Stock to the Corporation by the Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to any Share attestation procedure approved or ratified by the Committee or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities, provided that in any case the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability;

3.8	to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.9	to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee;

3.10	to condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Eligible Person of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Grantee; and

3.11	without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i)	for an agreement by the Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii)	for restrictions on the transfer, sale or other disposition of Shares issued to the Grantee;

(iii)	for an agreement by the Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv)	for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery of Common Stock valued at Fair Market Value on the exercise date of the Option or a combination of cash and Common Stock; by means of any Share attestation procedure approved or ratified by the Committee; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds to pay the exercise price;

(v)	for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 13 of this Plan; and

(vi)	for the effect of a Change in Control or Potential Change of Control, as defined herein, of the Corporation on the rights of a Grantee with respect to any Award.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

ARTICLE 4

ELIGIBILITY

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1	Subject to adjustment as provided in Article 14 of this Plan and Section 5.3 below, the number of Shares that may be issued or transferred (i) upon the exercise of Options or Appreciation Rights; (ii) as Share Awards; (iii) as Restricted Shares and released from substantial risk of forfeiture thereof; (iv) as Deferred Shares; (v) in payment of Performance Shares or Performance Units that have been earned; (vi) as Directors’ Shares; or (vii) in payment of Dividend Equivalents paid with respect to awards made under the Plan, shall not exceed in the aggregate 4,400,000 Class A Common Shares and 1,100,000 Class B Common Shares, respectively. Such Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

5.2

Subject to adjustment as provided in Article 14 of this Plan, grants of Incentive Stock Options under the Plan may not be made with respect to more than 4,400,000 Class A Common Shares and 1,100,000 Class B Common Shares during any calendar year, provided that such limits only apply to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one fiscal year, (i) subject to adjustment as provided in Article 14 of this Plan an Eligible Person shall not receive Appreciation Rights in excess of 500,000 Class A Common Shares and 500,000 Class B Common Shares; (ii) an Eligible Person shall not receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Grant Date in excess of $5,000,000; and (iii) subject to adjustment as provided in Article 14 of this Plan, an Eligible Person shall not receive Awards in excess, in the aggregate, of 500,000 Class A Common Shares and 500,000 Class B Common Shares and collectively 500,000 Shares (“Individual Limit”).

5.3	Shares underlying outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per Share not greater than the original issue price paid per Share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that in accordance with the terms of the applicable Agreement, is payable only in cash immediately will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4	Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limit set forth in Section 5.2 of this Plan for such Awards will be the amount that is the maximum number of Shares that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5	In the case of any Award granted in substitution for an award of a business, corporation or other entity acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired business, corporation or other entity.

ARTICLE 6

OPTIONS

6.1	The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Awards made to that Eligible Person during that fiscal year.

6.2

All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Stock Option, the Option shall be a Nonstatutory Stock Option.

6.3	All Agreements shall specify the number of Class A Common Shares or Class B Common Shares to which it pertains subject to the limitations set forth in Article 5 of this Plan.

6.4	The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date.

6.5	The Committee will, at or after the Grant Date, determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.6	The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute an Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Appreciation Right will be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

6.7	The Committee may provide in the Agreement evidencing a grant of Options (other than Incentive Stock Options) that the Committee, in its sole discretion, will have the right to provide for the payment of Dividend Equivalents to the Optionee on either a current, deferred, or contingent basis or may provide that such equivalents shall be credited against the Option Price.

6.8	The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Right authorized under Article 8 of this Plan.

6.9	Except as otherwise determined by the Committee and set forth in an Agreement, if a Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Options held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby. If an employee who is also a Director terminates employment, any Awards granted in connection with such individual’s employment will continue to be governed by and subject to the provisions of the Plan and the Agreement regarding a termination of employment.

6.10	All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

ARTICLE 7

SHARE AWARDS, PERFORMANCE UNITS AND DIRECTORS’ AWARDS

7.1	The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Share Awards made to that Eligible Person during that fiscal year. All Share Awards will be evidenced by an Agreement. Shares issued or transferred pursuant to a Share Award may be issued or transferred for consideration or no consideration (except as required by applicable law).

7.2	Except as otherwise determined by the Committee and set forth in an Agreement, Restricted Shares are subject to the following terms and conditions:

(i)

Each such grant shall constitute an immediate transfer of the ownership of Common Stock to the Eligible Person in consideration for the performance of services, entitling such Eligible Person to voting, dividend and other ownership rights consistent with the Corporation’s Articles of Incorporation, Code of Regulations and other corporate documents as applicable to and governing Class A Common

Shares and Class B Common Shares, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to and subject to any requirement that requires any or all dividends or other distributions paid with respect to Restricted Shares be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(ii)	Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii)	Each such grant shall provide that the Restricted Shares covered by such grant shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Each such grant shall provide that during the period for which such substantial risk of forfeiture is to continue the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Grant Date. Except as otherwise determined by the Committee at the time of the grant of Restricted Shares or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

(iv)	Any grant of Restricted Shares may specify Performance Criteria or other performance goals which, if achieved, will result in termination or early termination of the restrictions applicable to such shares, and each grant may specify in respect of such specified Performance Criteria or other performance goals, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which the restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Criteria or other performance goals.

(v)	If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

7.3	Except as otherwise determined by the Committee and set forth in an Agreement, Deferred Shares are subject to the following terms and conditions:

(i)	Each such grant shall constitute the agreement by the Corporation to deliver Common Stock to the Eligible Person in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

(ii)	Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii)	Each such grant shall be subject to a Deferral Period of not less than one year, as determined by the Committee at the Grant Date except (if the Committee shall so determine) in the event of a Change in Control or other similar transaction or event.

(iv)	During the Deferral Period, an Eligible Person shall have no right to transfer any rights under his or her award, shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Grant Date, authorize the payment of Dividend Equivalents on such shares on either a current, deferred, or contingent basis, either in cash or in additional Common Stock.

(v)	Each grant shall be consistent with Section 409A of the Internal Revenue Code, as the Committee may approve.

7.4	Except as otherwise determined by the Committee and set forth in an Agreement, Performance Shares or Performance Units are subject to the following terms and conditions:

(i)	The Performance Period with respect to each Performance Share and Performance Unit shall be such period of time designated in the Agreement (as shall be determined by the Committee at the time of grant) commencing with the Grant Date.

(ii)	Any grant of Performance Shares and Performance Units shall specify Performance Criteria or other performance goals which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Performance Criteria or other performance goals a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement or the specified Performance Criteria or other performance goals.

(iii)	Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Class A Common Shares or Class B Common Shares or in any combination thereof and may either grant to the Eligible Person or retain in the Committee the right to elect among those alternatives.

(iv)	The Committee may, at or after the Grant Date, provide for the payment of Dividend Equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Stock.

7.5	Subject to the applicable limitations set forth in Article 5 of this Plan, Directors may elect to receive Class A or Class B Common Shares, as determined by the Board, in an amount equal to (and in lieu of) any or all fees owed to them by the Corporation as compensation for serving on the Corporation’s Board. For the purposes of this Section 7.5, Shares are valued at the closing price reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) on the last trading day of the calendar quarter prior to payment of such fees. Any fractional shares shall be paid as cash.

ARTICLE 8

APPRECIATION RIGHTS

8.1	The Committee may grant Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Appreciation Rights granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Appreciation Rights made to that Eligible Person during that fiscal year.

8.2	An Appreciation Right may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of an Option to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii)	independently of any Option granted under the Plan.

An Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Options subject to the Related Award.

8.3	An Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Appreciation Right is exercised not to exceed the number of shares underlying the Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the exercise date of the Appreciation Right over the “base price”, which is the Fair Market Value on the Grant Date of the Appreciation Right (or such price in excess of Fair Market Value on the Grant Date as the Committee determined at the time of grant).

8.4	The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however that an Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

8.5	The exercise or settlement, in whole or in part, of a Related Right will cause a reduction on a share-for-share basis in any Related Award.

8.6	The Committee may specify Performance Criteria or other performance goals that must be achieved as a condition of the exercise of such rights.

8.7	Each grant of Appreciation Rights shall be evidenced by an Agreement that identifies the related Options (if applicable) and contains such terms and provisions, consistent with this Plan, as the Committee may approve.

ARTICLE 9

PERFORMANCE BONUSES

The Committee may grant Performance Bonuses under the Plan in the form of cash or Shares to Eligible Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine, subject to the provisions below:

9.1	Performance Bonuses will be awarded in connection with a Performance Period, the length of which will be determined by the Committee.

9.2	The Committee will determine the persons who will be eligible to receive a Performance Bonus under the Plan.

9.3	Performance Criteria or other performance goals, performance targets and other award criteria shall be determined as follows:

(i)	The Committee will fix and establish (A) the performance goals that will apply to that Performance Period; (B) the target amount payable to each Eligible Person; and (C) subject to Section 9.4 below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee may also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Period before any Performance Bonus will be paid and the percentage of the target amount that will become payable upon attainment of various levels of performance that equal or exceed any minimum required level.

(ii)	The Committee may, in its discretion, select performance goals that measure the performance of the Eligible Person, the Corporation or one or more business units, divisions or Subsidiaries of the Corporation. The Committee may select performance goals that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies. The performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Eligible Person or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Eligible Person is employed.

9.4	In applying the performance goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Article 14 of this Plan and the cumulative effect of changes in the law, regulations or accounting rules), and may determine to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

9.5	All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Corporation’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Internal Revenue Code). The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances.

ARTICLE 10

QUALIFIED PERFORMANCE-BASED COMPENSATION

10.1	The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 10 apply only to any such Awards that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

10.2	When Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

10.3	When Awards other than Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

10.4	The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

10.5	The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Criteria and the terms of each Agreement.

10.6	The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

ARTICLE 11

TRANSFERABILITY

11.1	Except as otherwise determined by the Committee on a case-by-case basis, no Options, Appreciation Rights or other derivative security granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee on a case-by-case basis, Options and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

11.2	The Committee may specify at the Grant Date that part or all of the Common Stock that is (i) to be issued or transferred by the Corporation upon the exercise of Option grants or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7.2 of this Plan, shall be subject to further restrictions on transfer.

11.3	The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act, and any and all regulations and rules promulgated thereunder, or by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered and Awards may be granted and exercised only in such manner to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and any Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 12

EXERCISE; PAYMENT OF WITHHOLDING TAXES

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price or other amount due in connection with such exercise, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

ARTICLE 13

DEFERRAL OF AWARDS OR COMPENSATION

13.1	If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer (i) any or all of an amount otherwise payable in connection with an Award or (ii) any payment of a cash bonus or other compensation in exchange for an Award under this Plan, provided that:

(i)	the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii)	such election will be irrevocable;

(iii)	such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv)	the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

13.2	The Committee may also provide that deferral issuances and settlements include the payment or crediting of Dividend Equivalents or interest on the deferral amounts. Nothing in this Plan shall be deemed to limit an Eligible Person’s ability to defer compensation under any other deferred compensation plan, arrangement or Agreement maintained by the Corporation.

ARTICLE 14

CAPITAL ADJUSTMENTS

The number and class of Shares subject to each outstanding Share Award, the Option Price, the base price for any Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share Awards thereafter may be made or in which Awards may be paid, and the limits provided for in Article 5 of this Plan, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

ARTICLE 15

CONSEQUENCES OF A CHANGE IN CONTROL

OR POTENTIAL CHANGE IN CONTROL

15.1

In the event of a Change in Control or Potential Change in Control, in addition to such other actions contemplated herein, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Eligible Person: (i) the Committee may determine that outstanding Options and Appreciation Rights shall be fully exercisable, and restrictions on outstanding Restricted Shares, Deferred Shares, Performance Shares and Performance Units shall lapse, as of the date of the Change in Control or at such other time as the Committee determines, (ii) the Committee may require that Eligible Persons surrender their outstanding Options and Appreciation Rights in exchange for one or more payments by the Corporation, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Eligible Persons’ unexercised Options and Appreciation Rights exceeds the exercise price, if any, and on such terms as the Committee determines, (iii) after giving Eligible Persons an opportunity to exercise their outstanding Options and Appreciation Rights, the Committee may terminate any or all unexercised Options and Appreciation Rights at such time as the Committee deems appropriate, (iv) with respect to Grantees holding Share Awards, Directors’ Shares, Performance Units or Dividend Equivalents, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Share Awards,

Directors’ Shares and Performance Units, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

15.2	The Committee may provide in an Agreement that a sale or other transaction involving a Subsidiary or other business unit of the Corporation shall be considered a Change in Control for purposes of an Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

ARTICLE 16

TERMINATION OR AMENDMENT

16.1	The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15 and 19 of this Plan.

16.2	The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to this Article 16 are subject to approval by vote of the shareholders of the Corporation within twelve months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any Award made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

16.3	Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize the amendment of any outstanding Option to reduce the Option Price. Furthermore, no Option shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Corporation. This Section 16.3 is intended to prohibit the repricing of “underwarter” Options and shall not be construed to prohibit the adjustments provided for in Section 14 of this Plan.

16.4	Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize any Option grant to provide for automatic “reload” rights, the automatic grant of Options to the Optionee upon the exercise of Options using Shares or other equity.

ARTICLE 17

TERM OF THE PLAN

Unless sooner terminated by the Board or the Committee pursuant to Article 16 of this Plan, the Plan will terminate ten years after the date on which the Plan was first approved by the shareholders of the Corporation. The termination will not affect the validity of any Awards outstanding on the date of termination. Awards may be granted or awarded prior to shareholder approval of this Plan, but any Award requiring such shareholder approval will be subject to approval of the Plan by the shareholders. No Award granted subject to such shareholder approval, and any dividends payable thereon, are subject to forfeiture if such shareholder approval is not obtained.

ARTICLE 18

INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

ARTICLE 19

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code.

ARTICLE 20

GENERAL PROVISIONS

20.1	The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

20.2	All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

20.3	Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

20.4

The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations or entities whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights, otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

20.5	Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 13 of this Plan, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

20.6	The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

20.7	The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to Grantees who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

20.8	The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

V O T E B Y T E L E P H O N E

Have your proxy and voting instruction card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy and voting instruction card available when you access the Web site http://www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call toll-free using a	Access the Web site and	Return your proxy
Touch-Tone phone:	cast your vote:	in the Postage-Paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Saving Time on June 23, 2009 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan, or by 6:00 a.m. Eastern Daylight Saving Time on June 26, 2009 if you are a registered holder.

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Proxy and voting instruction card must be signed and dated below À Please fold and detach card at perforation before mailing. À

PROXY AND VOTING INSTRUCTION CARD
This proxy and these voting instructions are solicited on behalf of the Board of Directors of American Greetings Corporation for the Annual Meeting of Shareholders on June 26, 2009.

The undersigned hereby constitutes and appoints Jeffrey Weiss, Morry Weiss and Zev Weiss and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote, as indicated on the reverse side of this card, all the American Greetings common shares held by the signing shareholder on the record date, at the Annual Meeting of Shareholders of American Greetings Corporation to be held at its World Headquarters located at One American Road, Cleveland, Ohio, at 2:30 p.m., Cleveland time, on Friday, June 26, 2009, and at any adjournments or postponements thereof and, in their discretion, on all other business properly brought before the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Vanguard Fiduciary Trust Company, as Trustee under The American Greetings Retirement Profit Sharing and Savings Plan (“Savings Plan”). The signing Savings Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date, at the Annual Meeting of Shareholders, and in accordance with the Savings Plan, on all other business properly brought before the meeting.

Please sign exactly as your name appears to the left.

Signature(s)

Dated:	, 2009
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

NOTE TO PARTICIPANTS IN THE AMERICAN GREETINGS RETIREMENT PROFIT SHARING AND SAVINGS PLAN (THE “SAVINGS PLAN”). As a participant in the Savings Plan, you have the right to direct Vanguard Fiduciary Trust Company, as Trustee for the Savings Plan, to vote the shares allocated to your Savings Plan account. To direct the Trustee by mail to vote the shares allocated to your Savings Plan account, please mark the voting instruction card below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Savings Plan account, please follow the instructions on the reverse side.

As described in the proxy statement, if you do not give specific voting directions on the voting instruction card, do not return the voting instruction card or do not vote by phone or over the Internet, the Trustee will vote your Savings Plan shares as directed by American Greetings Corporation.

YOUR VOTE IS IMPORTANT! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

À Please fold and detach card at perforation before mailing. À

AMERICAN GREETINGS CORPORATION	PROXY AND VOTING INSTRUCTION CARD

The Board of Directors recommends a vote FOR all nominees listed below in proposal 1 and FOR proposal 2. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors.

1.

Election of Directors, for a three-year term expiring on the date of the year 2012 Annual Meeting, or until their successors are duly elected and qualified. Nominees:         (1) Charles A. Ratner         (2) Jerry Sue Thornton             (3) Jeffrey Weiss

	❑	FOR all nominees listed above (except as marked to the contrary)

	❑	WITHHOLD authority to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

2.

Approving an amendment to the American Greetings 2007 Omnibus Incentive Compensation Plan to increase the number of common shares available for issuance thereunder from 3,500,000 (2,800,000 Class A common shares and 700,000 Class B common shares) to 5,500,000 (4,400,000 Class A common shares and 1,100,000 Class B common shares)

❑ FOR ❑ AGAINST ❑ ABSTAIN

3.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

❑	I plan to attend the Annual Meeting.